Exhibit 2.2

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER

by and among

STARWOOD WAYPOINT RESIDENTIAL TRUST,

STARWOOD WAYPOINT RESIDENTIAL PARTNERSHIP, L.P.,

SWAY HOLDCO, LLC,

COLONY AMERICAN HOMES, INC.,

CAH OPERATING PARTNERSHIP, L.P.,

COMPANY STOCKHOLDERS,

COMPANY UNITHOLDERS and

COMPANY INVESTORS

dated as of

September 21, 2015

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EXHIBITS AND SCHEDULES

Exhibit A	Contribution Agreement
Exhibit B	Surviving Entity Certificate of Formation
Exhibit C	Surviving Entity Limited Liability Company Operating Agreement
Exhibit D	Parent Declaration of Trust
Exhibit E	Parent Bylaws
Exhibit F	Surviving Operating Partnership Agreement
Exhibit G	Officers
Exhibit H	Separation Business Agreement
Exhibit I	Registration Rights Agreement
Schedule I	Form of Company Reorganization Step Plan
Schedule II	Indemnification Shares Gross-Up Calculation
Schedule III	Company Investors Parent Common Share Allocation
Schedule IV	Designated Recipients Pro Forma Parent Common Share Allocation
Schedule V	Form of Customary REIT Exemption Representation Letter

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of September 21, 2015, is by and among Starwood Waypoint Residential Trust, a Maryland real estate investment trust (“Parent”), SWAY Holdco, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Starwood Waypoint Residential Partnership, L.P., a Delaware limited partnership, (the “Parent Operating Partnership”), Colony American Homes, Inc., a Maryland corporation (“Company”), CAH Operating Partnership, L.P., a Delaware limited partnership (“Company Operating Partnership”), each holder of Company common stock prior to giving effect to the Company Reorganization (as defined below) (collectively, the “Company Stockholders”), each holder of Company operating partnership units prior to giving effect to the Company Reorganization (collectively, the “Company Unitholders”) and each holder of Company common stock after giving effect to the Company Reorganization (each, a “Company Investor”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 11.4 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub, Parent Operating Partnership, Company, Company Operating Partnership, Company Unitholders and the Company Investors are each individually referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Company is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

WHEREAS, Parent is a Maryland real estate investment trust operating as a REIT;

WHEREAS, the Parties wish to effect a business combination through a merger of Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each share of common stock, $0.01 par value per share, of Company (“Company Shares”) issued and outstanding immediately prior to the Merger Effective Time being converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, SWAY Management LLC (“Manager”), a wholly owned subsidiary of Starwood Capital Group Global, L.P., serves as manager to Parent and, prior to the consummation of the Merger, all the equity interests in Manager will be contributed by Starwood Capital Group Global, L.P. to Parent Operating Partnership in exchange for the issuance, simultaneously with the distribution of Merger Consideration (as defined below) in accordance with Section 2.1(a) below, to Starwood Capital Group Global, L.P. of 6,400,000 Parent OP Units, subject to and in accordance with the Contribution Agreement, dated as of the date hereof, by and between Manager and Parent, a copy of which is attached hereto as Exhibit A (the “Contribution Agreement”; the transactions contemplated by the Contribution Agreement, the “Manager Contribution”);

WHEREAS, prior to the consummation of the Merger, Company shall cause its ownership structure to be reorganized and recapitalized and the Excluded Business (as defined in the Excluded Business Separation Agreement) (the “Excluded Business”) to be distributed to the Company Investors, in each case, in accordance with the Company Reorganization Step Plan, substantially in the form attached hereto as Schedule I (the “Company Reorganization Step Plan”) and the transactions contemplated thereby (the “Company Reorganization”);

WHEREAS, the board of directors of Company (the “Company Board of Directors”), has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable and in the best interests of Company and Company Stockholders the consummation of the Merger and the other Transactions, (b) submitted the Merger to the Company Stockholders and (c) substantially concurrently with the execution and delivery hereof, the Company Stockholders approved this Agreement and approved the Merger;

WHEREAS, the Parent Board of Trustees (the “Parent Board of Trustees”) has (a) authorized the issuance of common shares of beneficial interest, par value $0.01 per share, of Parent (the “Parent Common Shares”) in connection with the Merger as described herein (the “Share Issuance”) and directed that such issuance be submitted for consideration at a special meeting of Parent’s shareholders, and (b) authorized the Manager Contribution in accordance with the Contribution Agreement;

WHEREAS, a duly authorized and fully empowered committee of the Parent Board of Trustees, comprised solely of independent and disinterested members of the Parent Board of Trustees (the “Special Committee”), has (a) declared the Contribution Agreement, the Manager Contribution and the other transactions contemplated by the Contribution Agreement to be advisable and in the best interests of Parent, and (b) recommended that Parent Board of Trustees approve the Contribution Agreement, the Manager Contribution and the other transactions contemplated by the Contribution Agreement and recommend that Parent’s shareholders vote in favor of the Manager Contribution and the other transactions contemplated by the Contribution Agreement;

WHEREAS, the Parent Board of Trustees has (in the case of the Contribution Agreement, the Manager Contribution and the other transactions contemplated by the Contribution Agreement, based on the recommendation of the Special Committee) (a) approved this Agreement, the Merger, the Share Issuance, the Contribution Agreement, the Manager Contribution and the other Transactions, (b) declared this Agreement, the Merger, the Share Issuance, the Contribution Agreement, the Manager Contribution and the other Transactions to be advisable and in the best interests of Parent and its shareholders, and (c) recommended that Parent’s shareholders vote in favor of the Share Issuance and the Manager Contribution, and to include such recommendation in the Proxy Statement (the “Parent Board Recommendation”);

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, and Merger Sub have taken all actions required for the execution and delivery of this Agreement by Merger Sub and to adopt and approve the execution and delivery of this Agreement and to approve the consummation by Merger Sub of the Merger;

WHEREAS, Starwood Waypoint Residential GP, Inc., the general partner of Parent Operating Partnership has approved the execution and delivery of this Agreement and the Contribution Agreement, and further has deemed it advisable and in the best interests of Parent Operating Partnership to enter into this Agreement and the Contribution Agreement and to consummate the Merger, the Manager Contribution and the other Transactions;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Merger Effective Time, Company shall be merged with and into Merger Sub, whereupon the separate existence of Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Merger Sub and Company, and all of the claims, obligations, liabilities, debts and duties of Merger Sub and Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York time, on the third (3rd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) at such other date or place as is agreed to in writing by Company and Parent; provided, however, that if the Closing would otherwise occur on a date that is within thirty (30) days prior to the end of Parent’s then current fiscal quarter, Parent may elect to defer the Closing to the first (1st) business day after the end of such fiscal quarter of Parent, subject to Company’s consent, which shall not be unreasonably withheld, conditioned or delayed. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3 Effective Time of Merger. On the Closing Date, Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by Company or Merger Sub under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT, and the Certificate of Merger is accepted by the Delaware Secretary, or on such other date and time as shall be agreed to by Company and Parent and specified in the Articles of Merger and in the Certificate of Merger (such date and time being hereinafter referred to as the “Merger Effective Time”).

Section 1.4 Governing Documents.

(a) At the Merger Effective Time, the certificate of formation and the limited liability company operating agreement of the Surviving Entity shall be substantially in the form set forth in Exhibit B and Exhibit C, respectively, attached hereto.

(b) Prior to the Merger Effective Time, Parent shall cause the declaration of trust, subject to the changes thereto contemplated by Section 7.20 and Section 7.22, and the bylaws of Parent to be amended, effective no later than the Merger Effective Time, to be substantially in the form set forth in Exhibit D and Exhibit E.

(c) Prior to the Merger Effective Time, Parent shall cause the Parent Operating Partnership Agreement to be amended and restated, effective no later than the Merger Effective Time, to be in substantially the form of Exhibit F (the “Surviving Operating Partnership Agreement”).

Section 1.5 Tax Treatment of Merger.

(a) The Parties hereby confirm, covenant and agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

(b) Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 1.5, and no Party shall take a position inconsistent with such treatment.

Section 1.6 Subsequent Actions. If at any time after the Merger Effective Time, the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger, then the

Surviving Entity may take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement and the Transactions.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Company Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Company or of Merger Sub:

(a) Treatment of Company Shares. All Company Shares issued and outstanding immediately prior to the Merger Effective Time (other than Company Shares to be cancelled in accordance with this clause (a)) shall be converted into the right to receive an aggregate of 64,869,583 (the “Initial Company Investor Share Count”) duly authorized, fully paid, nonassessable and validly issued Parent Common Shares, subject to adjustment as provided in Section 2.2(d) (all such shares, the “Merger Consideration”), which, at the Merger Effective Time, shall be distributed, or caused to be distributed, by Parent to each of the Company Investors and, at the direction of such Company Investors, their Designated Recipients (as defined below) in accordance with their respective allocations (the “Merger Consideration Allocation”) as set forth, in the case of the Company Investors, on Schedule III hereto and, in the case of the Designated Recipients, on Schedule IV hereto; provided, however, that each Company Share issued and outstanding immediately prior to the Merger Effective Time that is held by Company or any wholly owned Subsidiary of Company shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto. From and after the Merger Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive Parent Common Shares in exchange therefor in accordance with this Article II, including the right to receive, pursuant to Section 2.5, cash in lieu of fractional Parent Common Shares, if any, for which such Company Shares have the right to be exchanged pursuant to this Section 2.1 (the “Fractional Share Consideration”). At Company’s election, the Merger Consideration Allocation set forth on Schedule III may be reallocated amongst the Company Investors, and the Merger Consideration Allocation set forth on Schedule IV may be reallocated amongst the Designated Recipients, as set forth on a revised Schedule III and Schedule IV, respectively, delivered to Parent no later than five (5) business days prior to the Closing.

(b) Treatment of Company’s Preferred Shares. All shares of preferred stock, $0.01 par value per share, of Company (the “Company Preferred Shares”) issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be redeemed for an aggregate of $125,000 in cash in accordance with the liquidation preference of the Company Preferred Shares, cancelled and retired and shall cease to exist, and no further payment shall be made with respect thereto. From and after the Merger Effective Time, all such Company Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Preferred Share shall cease to have any rights with respect thereto.

(c) Treatment of Merger Sub Securities. Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding as membership interests of the Surviving Entity.

Section 2.2 Exchange of Shares; Payment for Securities; Payment of Permitted Dividends and Distributions.

(a) At the Closing, Parent shall (i) pay to the applicable Company Investors (or to the applicable limited partner or other investor of the applicable Company Investor designated on Schedule IV, as supplemented from time to time in accordance with the terms hereof (the “Designated Recipients”)), and/or holders of Company Preferred Shares, as applicable, the (A) amount of any Fractional Share Consideration due in accordance with Section 2.1(a), and (B) redemption amount for each of the Company Preferred Shares due in accordance with Section 2.1(b), which, in the case of each of clauses (A) and (B), such Company Investors (and Designated Recipients) and/or holders of Company Preferred Shares, as applicable, are entitled to receive on the Closing Date by wire transfer to one or more accounts designated by, or on behalf of, each such Company Investor and holder of Company Preferred Shares in writing no later than two (2) business days prior to the Closing Date, and (ii) electronically issue to each Company Investor (or Designated Recipient) by way of direct registration in book-entry form Parent Common Shares representing the number of whole Parent Common Shares into which each Company Investor’s Company Shares shall have been converted in accordance with Section 2.1 (and Parent will subsequently mail, or cause to be mailed, to each Company Investor (or Designated Recipient) a book-entry account statement that reflects the Parent Common Shares to which such Company Investor (or Designated Recipient) is entitled). For the avoidance of doubt, all dividends or other distributions with respect to the Parent Common Shares that have been declared (in compliance with the terms of this Agreement) but not paid as of the Closing (and for which the record date is after the Closing) shall be paid on the payment date for such dividend or other distribution with respect to the Parent Common Shares constituting the Merger Consideration (including any Fractional Share Consideration) to the applicable holders thereof as of such record date.

(b) The Merger Consideration issued and paid in accordance with this Article II upon conversion of the Company Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Merger Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of Company. From and after the Merger Effective Time, the holders of Company Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Parent Common Shares outstanding after the date hereof and prior to the Merger Effective Time so as to provide the holders of Company Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

Section 2.3 Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement, so long as the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the transaction.

Section 2.4 Withholding. All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that Company, Parent, Merger Sub or the Surviving Entity, as the case may be, shall be required to deduct and withhold under applicable Law (including Section 1445 of the Code); provided, however, that Parent, Merger Sub or the Surviving Entity, as the case may be, shall provide Company with notice at least ten (10) business days prior to Closing of any proposed withholding and the Parties shall, to the extent reasonably possible, work together to avoid or reduce any such withholding obligation. To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding was made.

Section 2.5 No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional Parent Common Shares shall be issued upon the conversion of the Company Shares pursuant to this Article II, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional shares, Parent shall pay each holder of Company Shares, and such holder shall be entitled to receive, an amount in cash, rounded up to the cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Company Shares held at the Merger Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NYSE, as reported on the consolidated tape at the close of the NYSE regular session of trading, for a Parent Common Share on the last trading day immediately preceding the Merger Effective Time.

Section 2.6 Further Transfers and Fractional Shares. The Company and Parent acknowledge and agree that, following the Closing, the shares constituting the Merger Consideration shall be transferred (subject to Section 7.12), from time to time, to the beneficial owner of such shares (such direct and indirect equity holders of the Company Investors, collectively, the “Company Investor Equity Holders”) and if any such transfer(s) would otherwise entitle any such transferee(s) to receive a fractional share or shares, the Company Investor and Parent will determine the Fractional Share Consideration into which such shares should be exchanged (as set forth below). In lieu of any fractional shares, Parent shall pay to each Company Investor Equity Holder, and such holder shall be entitled to receive, an amount in cash, rounded up to the cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the closing price on the NYSE, as reported on the consolidated tape at the close of the NYSE regular session of trading, for a Parent Common Share on the last trading day immediately preceding the Merger Effective Time, and thereupon, any previously issued whole shares in lieu of which such Fractional Share Consideration is paid shall be automatically deemed to have been returned by the applicable Company Investor to Parent (and Parent shall instruct its transfer agent to reflect such return).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY

OPERATING PARTNERSHIP

The following representations and warranties by the Company and Company Operating Partnership are qualified in their entirety by reference to the disclosures set forth in Company’s disclosure letter delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text, or in the context, of the disclosure made; provided, however, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific Section or sub-Section of the Company Disclosure Letter corresponding to such Fundamental Representation. The representations and warranties of the Company and Company Operating Partnership set forth in this Article III are given without giving effect to the Merger, the Company Reorganization or the other Transactions, except that all representations and warranties made as of the Closing Date give effect to the Company Reorganization and for any representations and warranties of the Company and Company Operating Partnership set forth in this Article III that by their express terms relates to the consummation of the Transactions contemplated hereby; provided, however, that, in any case, no representation or warranty (or portion thereof) is being made in this Article III with respect to the Excluded Business. Subject to the foregoing, the Company and Company Operating Partnership hereby represent and warrant to Parent, as of the date hereof and, as applicable, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date) as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to conduct its business as it is now being conducted. Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Company has made available to Parent, true and complete copies of any amendments or supplements to the Company Governing Documents and the Company OP Governing Documents. Company is in compliance with the terms of the Company Governing Documents in all material respects. Company Operating Partnership is in compliance with the terms of the Company OP Governing Documents in all material respects. True and complete copies of Company’s and Company Operating Partnership’s minute books and other corporate and partnership records, as applicable, have been made available by Company to Parent.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list, in each case without giving effect to the Company Reorganization, of the Company Subsidiaries and each other corporate or non-corporate subsidiary in which Company owns any direct or indirect voting, capital, profits or other beneficial interest (excluding the Excluded Business, “Other Company Subsidiary”), together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary and each Other Company Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Company in and to each Company Subsidiary and each Other Company Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than Company or a Company Subsidiary in each Company Subsidiary and each Other Company Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary and each Other Company Subsidiary.

(c) Each Company Subsidiary (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Letter, as of the date hereof, neither Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Company Subsidiaries, Other Company Subsidiaries or the Excluded Business) in the aggregate in excess of $250,000 in fair market value.

(e) Section 3.1(e) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary that is a REIT within the meaning of Sections 856 through 860 of the Code, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).

Section 3.2 Capitalization.

(a) The authorized capital stock of Company consists of 450,000,000 Company Shares, of which (i) as of the date hereof, 149,143,500 Company Shares are issued and outstanding and (ii) after giving effect to the Company Reorganization, 242,665,006 Company Shares will be issued and outstanding, and 50,000,000 Company Preferred Shares, of which (i)

as of the date hereof, 125 Company Preferred Shares are issued and outstanding and (ii) after giving effect to the Company Reorganization 125 Company Preferred Shares will be issued and outstanding. All of the outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and were issued, or with regard to the Company Shares issued in the Company Reorganization, will be, in compliance with applicable securities Laws. Except as set forth in this Section 3.2, there is no other outstanding capital stock of Company. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Company Voting Debt”) of Company or any Company Subsidiary issued and outstanding. Except as set forth above and except for the Company OP Units held by Company Unitholders prior to giving effect to the Company Reorganization and, in each case, except as set forth in the Excluded Business Separation Agreement, including the Company Reorganization Step Plan and Schedule IV, there are no (i) options, warrants, calls or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, other equity or equity-linked compensation awards, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of Company or any Company Subsidiary, obligating Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Company Voting Debt of, or other equity interest in, Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (ii) outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of, or other Company Equity Interests in, Company, any Company Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Company, any Company Subsidiary or any other Person.

(b) There are no voting trusts, proxies or other agreements to which Company, any Company Subsidiary or any Company Investor is a party with respect to the voting of Company Shares or any capital stock of, or other Company Equity Interest of, Company or any Company Subsidiary. Neither Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests. No Company Shares are owned by any Company Subsidiary. Neither Company nor any Company Subsidiary has granted any registration rights on any of its capital stock. Except as may be set forth in the Company Governing Documents and for restrictions under federal and state securities laws, there are no outstanding obligations to which Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Company Equity Interests in any Company Subsidiary.

(c) Company Operating Partnership or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and any immaterial Liens), and all of such shares of capital stock or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth as of the date hereof a list of all of the Company Unitholders, together with the number and class of Company OP Units held by each such Company Unitholder in Company Operating Partnership. Other than the Company OP Units owned by the Company Unitholders set forth in Section 3.2(d) of the Company Disclosure Letter, Company directly owns, as of the date hereof, all of the issued and outstanding Company OP Units of Company Operating Partnership, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or Company Operating Partnership Agreement or as set forth in Section 3.2(d) of the Company Disclosure Letter), and all Company OP Units are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights. There is no capital stock or other Company Equity Interests of Company Operating Partnership issued and outstanding other than such Company OP Units listed in Section 3.2(d) of the Company Disclosure Letter.

(e) All dividends or other distributions on the Company Shares, Company Preferred Shares and Company Equity Interests and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full.

Section 3.3 Authorization; Validity of Agreement; Company Action.

(a) Company has full corporate power and authority to execute and deliver this Agreement, the agreements contemplated by the Company Reorganization, and any other documents to which it is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Merger, the Company Reorganization and the other Transactions. The execution, delivery and performance by Company of this Agreement, the agreements contemplated by the Company Reorganization and the consummation by it of the Merger, the Company Reorganization and the other Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of Company pursuant to the Company Governing Documents, the MGCL, the DLLCA or otherwise, is necessary to authorize the execution and delivery by Company of this Agreement, the Company Reorganization and the consummation by it of the Merger, the Company Reorganization and the other Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by the Delaware Secretary. This Agreement has been duly executed and delivered by Company and, assuming due and valid authorization, execution and delivery hereof by Parent, Parent Operating Partnership and Merger Sub, is a valid and binding obligation of Company enforceable against Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4 Board and Other Approvals. The Company Board of Directors has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable and in the best interests of Company and the Company Stockholders the consummation of the Merger and the other Transactions to which they are a party and (ii) submitted the Merger to the Company Stockholders. Substantially concurrently with the execution and delivery hereof, the Company Stockholders unanimously approved this Agreement and unanimously approved the Merger. Each of Company, as the general partner of Company Operating Partnership, and CFI CSFR Investor, LLC, a Delaware limited liability company, as the associate general partner of the Company Operating Partnership, has (i) determined that this Agreement and the other Transactions are advisable, and in the best interests of, Company Operating Partnership and (ii) duly and validly authorized the execution and delivery of this Agreement and the consummation of the other Transactions. No consent from any other holder of Company OP Units is required for Company or Company Operating Partnership to enter into the Transactions.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement or the Company Reorganization, the consummation by Company of the Merger, the Company Reorganization or any of the other Transactions, or compliance by Company or Company Operating Partnership with any of the provisions of this Agreement or the agreements contemplated by the Company Reorganization will (a) contravene, conflict with or result in any breach of any provision of the Company Governing Documents, the Company OP Governing Documents or the comparable organizational or governing documents of any other Company Subsidiary or the Company Operating Partnership Agreement, (b) require any filing by Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the MGCL or the DLLCA in connection with the Merger or with respect to the transactions contemplated by the Company Reorganization, under the applicable state corporate or business organizational laws, (iii) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, or (v) such filings as may be required in connection with state and local Transfer Taxes), (c) result in any breach of or any loss of any benefit or material increase in any cost or obligation of Company or any Company Subsidiary under, or result in a modification, or violation of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Company Lease, (d) violate any Order or Law applicable to Company or any of the Company Subsidiaries or any of their respective properties, assets or operations or (e) result in the creation or imposition of any Lien (other than a Company Permitted Lien) on any asset of Company or any of the Company Subsidiaries; except in each of clauses (b), (c), (d) or (e) above where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.6 Company Financial Statements. Company has made available to Parent the consolidated balance sheet and statements of operations, comprehensive income, shareholders’ equity and cash flows, together with the notes thereto, (i) as of and for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014, each reported on by Ernst & Young LLP, as independent public accountants of Company, and (ii) as of and for the fiscal periods referenced therein ended March 30, 2015 and June 30, 2015, in unaudited interim form (including the related notes and schedules thereto) (collectively, the “Company Financial Statements”). The Company Financial Statements (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Company and the Company Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), and (iii) fairly present, in all material respects, the financial position and the results of operations, stockholders’ equity and cash flows of Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. None of Company or any Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. Parent and Parent Operating Partnership hereby agree and acknowledge that the Company Financial Statements reflect the assets, liabilities and results of operations of the Excluded Business but neither Parent nor Parent Operating Partnership is relying on, and the representation is not being made with respect to, any facts, matters or information therein to the extent relating to the Excluded Business.

Section 3.7 Internal Controls; Improper Payments.

(a) Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Neither Company nor any Company Subsidiary nor, to the knowledge of Company, any director, officer, or Representative of Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Company nor any Company Subsidiary has received any written communication that alleges that Company or any Company Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 3.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement and the Transactions, since June 30, 2015, Company and the Company Operating Partnership have conducted, in all material respects, their respective businesses in the ordinary course consistent with past practice.

(b) Since December 31, 2014, no Effects have occurred, which have had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.9 No Undisclosed Liabilities. Except (a) as disclosed, reflected or otherwise reserved against or provided for on the Company Financial Statements, (b) for liabilities and obligations incurred since December 31, 2014 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither Company nor any Company Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clause (a), (b) or (c) above, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.10 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to Company’s knowledge, threatened against or naming as a party thereto) Company, a Company Subsidiary, any of Company’s or any Company Subsidiary’s respective property, or, to the knowledge of Company, any executive officer or director of Company (in their capacity as such) nor, to the knowledge of Company, is there any investigation of a Governmental Entity pending or threatened against Company or any Company Subsidiary, other than, in each of the foregoing cases, as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, notwithstanding the date limitation in this sentence, any such Legal Proceeding or investigation commenced after the date of this Agreement may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 3.8(b)). There is no Legal Proceeding against or pending against Company, or to the knowledge of Company, threatened against Company seeking to enjoin or restrict, in any material respect, the Transactions. Neither Company nor any Company Subsidiary is subject to any outstanding Order of a Governmental Entity which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11 Labor and Other Employment Matters; Employee Benefit Plans.

(a)

(i) Neither Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization;

(ii) neither Company nor any Company Subsidiary is the subject of any Legal Proceeding that seeks to compel Company or any Company Subsidiary to bargain with any labor organization as to wages or conditions of employment or any other matter;

(iii) no strike or work stoppage involving Company or any Company Subsidiary is pending or, to the knowledge of Company, threatened in writing;

(iv) neither Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices;

(v) no labor organization or group of employees of Company or any Company Subsidiary has made, in writing, a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority; and

(vi) Company and each Company Subsidiary have complied in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, (the “WARN Act”), and any similar statutes, where applicable.

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a true and complete list of each Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Company or any Company Subsidiary or their respective ERISA Affiliates in respect of any current or former employee, officer, director or independent contractor of Company or any Company Subsidiary (a “Company Benefit Plan”), other than any immaterial Company Benefit Plan.

(c) With respect to each material Company Benefit Plan, Company has made available true and complete copies of (i) where the Company Benefit Plan has been reduced to writing, the current plan document and all current amendments, (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) any trust agreements or other funding arrangements, insurance policies and contracts, (iv) the most recent summary plan description and, where applicable, summaries of material modifications, (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS (or a copy of any pending application for a determination letter and any related correspondence from the IRS), (vi) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500 and summary annual report, with schedules and financial statements attached, and (vii) actuarial valuations and reports for the most recently completed plan year.

(d) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and in compliance in all material respects with the requirements prescribed by applicable Law.

(e) Neither the execution of this Agreement nor the consummation of the Transactions will, individually or together with the occurrence of any other event, (A) result in the payment by Company, the Company Subsidiaries or their respective ERISA Affiliates of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation

Section 1.280G-1) that could, individually, or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, (B) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Company or Company Subsidiaries or (C) require a “gross-up” or other payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).

(f) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Company Qualified Plan”) has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, and, to Company’s knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Company Qualified Plan, Neither Company, the Company Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, participates in or is required to contribute to, or has any liability (whether contingent or otherwise) with respect to, any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) Neither Company, any Company Subsidiary, nor any of their respective ERISA Affiliates has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state law (“COBRA”).

(h) Company, the Company Subsidiaries and their respective ERISA Affiliates have not made any commitment, intention or understanding to create, materially modify or terminate any material Company Benefit Plan.

(i) There is no pending or, to Company’s knowledge, threatened, in writing, action relating to a Company Benefit Plan (other than routine claims for benefits).

(j) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

Section 3.12 Taxes.

(a) Company and each Company Subsidiary have timely filed or caused to be filed with the appropriate Governmental Entity all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Company and each Company Subsidiary have timely paid or caused to be paid, or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Company and each Company Subsidiary with respect to the taxable years ending on or after Company’s formation have been made available to Parent.

(b) Company (i) for all taxable years commencing with Company’s short taxable year beginning July 16, 2012 and ended December 31, 2012 and through its taxable year ended December 31, 2014 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2014 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its status as a REIT and no such challenge is pending or, to the knowledge of Company, threatened.

(c) (i) There are no current disputes, audits, examinations, investigations or other proceedings pending (or threatened in writing), or claims asserted for or with regard to any material amounts of Taxes or material Tax Returns of Company or any Company Subsidiary, (ii) neither Company nor any Company Subsidiary has received a written notice or announcement of any audits, examinations, investigation or other proceedings, (iii) no deficiency for Taxes of Company or any Company Subsidiary has been claimed, proposed or assessed, or, to the knowledge of Company, threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (iv) neither Company nor any Company Subsidiary has in the past three (3) years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

(d) Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a REIT, as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither Company nor any Company Subsidiary holds directly or indirectly any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Company and each Company Subsidiary have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) There are no material Liens for Taxes upon any property or assets of Company or any Company Subsidiary except for Company Permitted Liens.

(h) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Company or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i) Since Company’s formation (i) neither Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, nor is Company or any Company Subsidiary aware of any event, condition, or circumstance that presents a material risk that a material amount of Taxes as described in such sections may be imposed on Company or any Company Subsidiary, and (ii) neither Company nor any Company Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business or consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.

(j) Neither Company nor any Company Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material amount of Tax that has not since expired; and (ii) neither Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.

(k) Neither Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable written ruling of any other Governmental Entity with respect to Taxes.

(l) Neither Company nor any Company Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011–4(b)(2).

(m) Neither Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax–free treatment under Section 355 of the Code in the two (2) years prior to the date hereof.

(n) Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) Neither Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any material liability for the Taxes of any Person (other than Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.

(p) Neither Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(q) Company qualifies as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a list of each Contract (other than a Company Benefit Plan) in effect as of the date hereof to which Company or any Company Subsidiary is a party or by which any of its properties or assets are bound that:

(i) would be required to be filed as an exhibit to Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) or required to be disclosed by Company in a Current Report on Form 8-K, in each case if Company was required to file such Form 10-K or Form 8-K;

(ii) obligates Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Company or any Company Subsidiary, except for any Company Lease or any Company Residential Lease;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Company, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business of Company or any Company Subsidiaries, or upon consummation of the Merger, Parent or its Subsidiaries, except for any (A) Company Lease or Company Residential Lease or (B) recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Owned Property, which Company Leases, Company Residential Leases, declarations and agreements contain non-compete or exclusivity provisions restricting activities of Company or any Company Subsidiary or restricting the conduct of any line of business by Company or any Company Subsidiary, in each case, solely on the applicable Company Owned Property;

(iv) constitutes Indebtedness of Company or any Company Subsidiary with a principal amount greater than $1,000,000;

(v) constitutes a leasehold obligation related to any Company Corporate Office;

(vi) would prohibit or materially delay the consummation of Transactions as contemplated by this Agreement (except for any Company Lease);

(vii) requires Company or any Company Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a third party member, strategic alliance of Company or any Company Subsidiary or other similar arrangement;

(x) constitutes a loan to any Person (other than a wholly owned Subsidiary of Company or the Company Operating Partnership) by Company or any Company Subsidiary in an amount in excess of $1,000,000;

(xi) prohibits the pledging of the capital stock of Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary, except for any Company Lease or recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Owned Property;

(xii) is with a Governmental Entity;

(xiii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000; or

(xiv) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Company and the Company Subsidiaries, taken as a whole, except, in each case, for any Company Lease, any Company Residential Lease or any recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Owned Property.

(b) Each contract of the type described above in Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Letter, is referred to herein as “Company Material Contract.” Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Material Contract is legal, valid and binding on Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (A) neither Company nor any Company Subsidiary, nor, to Company’s knowledge, any other party thereto, is in breach, or violation of, or default under, any Company Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract. Neither Company nor any Company Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any Company Material Contract that would not reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2014 and as of the date hereof, neither Company nor any Company Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

(c) Company has made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 3.14 Investment Company Act. Neither Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 3.15 Environmental Matters. Company and each Company Subsidiary are, and have been since Company’s formation, in compliance with all Environmental Laws, including with respect to identification and management of Hazardous Substances such as lead-based paint, asbestos and toxic mold, except for such non-compliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To Company’s knowledge, the aggregate outstanding liability of Company and its Subsidiaries with respect to any violations of Environmental Laws or the sampling, monitoring, treatment, remediation, removal or clean-up of Hazardous Substances does not exceed $1,000,000. Notwithstanding the other provisions of this Agreement, this Section 3.15 contains the only representations of the Company or the Company Operating Partnership regarding Environmental Laws or Hazardous Substances.

Section 3.16 Intellectual Property. Except as has not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) Company or one of the Company Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Company and the Company Subsidiaries as conducted prior to the Closing Date and (ii) since January 31, 2014, Company and the Company Subsidiaries have not received any written notice relating to any actual or alleged infringement, misappropriation or violation of any Intellectual Property Right of another Person by Company or any Company Subsidiary. To the knowledge of Company, the conduct of the business of Company and Company Subsidiaries as presently conducted does not violate, conflict with or infringe in any material respect the Intellectual Property Rights of any other Person. To the knowledge of Company, no other Person is violating, conflicting with, or infringing in any material respect the Intellectual Property Rights of Company or any Company Subsidiary.

Section 3.17 Compliance with Laws; Permits.

(a) (i) Each of Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of Company and the Company Subsidiaries, and (ii) no notice, charge or assertion has been received by Company or any Company Subsidiary or, to Company’s knowledge, threatened against Company or any Company Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Company and the Company Subsidiaries or Company’s contractors or agents are in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Company and the Company Subsidiaries to own, lease and operate their properties or for Company and the Company Subsidiaries to carry on their respective businesses substantially as is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except, in each case, where the failure to possess and maintain such Company Permits in full force and effect has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Properties.

(a) Section 3.18(a)(i) of the Company Disclosure Letter sets forth a list of the address of each real property owned in fee as of August 31, 2015 by Company or any Company Subsidiary other than any Company Corporate Office (all such real property, together with all right, title and interest of Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances benefitting such real property, in each case whether or not set forth in Section 3.18(a)(i) of the Company Disclosure Letter, as updated in accordance herewith, are individually referred to herein as a “Company Owned Property” and collectively referred to herein as the “Company Owned Properties”). Section 3.18(a)(ii) of the Company Disclosure Letter sets forth a list of the address of each real property (and noting whether such real property is) leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by Company or any Company Subsidiary as of August 31, 2015 other than any Company Corporate Office all such real property interests, together with all right, title and interest of Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances benefitting such real property, are individually referred to herein as a “Company Leased Property” and collectively referred to herein as the “Company Leased Properties.” All Company Owned Property, together with all Company Leased Property, may hereinafter be referred to individually or collectively as a “Company Property” and the Company Owned Properties and the Company Leased Properties may be referred to individually or collectively, as the “Company Properties.” Section 3.18(a)(iii) of the Company Disclosure Letter sets forth a list of the address of each real property which, as of August 31, 2015, is under contract by Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased or licensed by Company or a Company Subsidiary. Neither Company nor any Company Subsidiary is (A) obligated to dispose of any material Company Property or (B) bound by any unexpired option to purchase, right of first refusal or first offer, right of reversion or any other right to purchase, ground lease or otherwise acquire any Company Property.

(b) Company or a Company Subsidiary is the legal and beneficial owner of, and has good and insurable fee simple title or valid leasehold title (as applicable) to, each of the Company Properties, in each case, free and clear of Liens except for Company Permitted Liens. For the purposes of this Agreement, “Company Permitted Liens” means (i) Liens set forth in Section 3.18(b)(i) of the Company Disclosure Letter securing any Indebtedness, (ii) Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP) or are being contested by a tenant pursuant to, and in compliance with, the procedures set forth in the applicable Company Leases and/or Company Residential Leases, (iii) Liens arising under any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, or other similar agreements or obligations, (iv) any Company Leases and/or Company Residential Leases, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, in each case (A) that are not violated by any current use, occupancy or activity conducted by Company or any Company Subsidiary or permitted by any Company Lease and/or Company Residential Lease, or (B) with respect to which Company or a Company Subsidiary is working in good faith to cure the underlying condition giving rise to such Lien or is disputing or contesting such Lien in good faith, (vi) Liens that are disclosed on any title insurance policies with respect to each Company Owned Property or surveys made available by or on behalf of Company or any Company Subsidiary to Parent prior to the date hereof, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), (viii) Liens which will be released or insured over before Closing, (ix) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of set off, (x) all public roads and highways, (xi) any purchase money Liens and Liens securing rental payments under capital lease arrangements and Liens incurred in connection with the acquisition of Company Property, in each case covering personal property, (xii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the continued use and operation of the applicable Company Property as currently used and operated, (xiii) Liens imposed by any homeowner’s association, including in connection with unpaid assessments or fines, or uncured violations of any applicable homeowner’s association covenants and (xiv) any other Lien approved in writing by Parent.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (i) neither Company nor any of the Company Subsidiaries has received any written notice of any violation of any municipal, state, federal or homeowners’ association law, rule or regulation concerning any Company Owned Property, (ii) to Company’s knowledge, each of the Company Owned Properties complies with all applicable zoning laws, ordinances, regulations and deed restrictions and other recorded covenants, (iii) neither Company nor any Company Subsidiary has received from any Governmental Entity any written notice of any condemnation, eminent domain or zoning change, in each case affecting any Company Owned Property, and neither Company nor any Company Subsidiary has received written notice of any such threatened condemnation, eminent domain, or zoning change, in each case affecting any Company Owned Property, (iv) water, stormwater, sanitary sewer, electricity and telephone service are all available at the property lines of each Company Owned Property over duly dedicated streets or perpetual easements of record benefiting the applicable Company Owned Property in each case as necessary for such Company Owned Property to be occupied by residents in the ordinary course, (v) each Company Owned Property consists of a contiguous parcel of real property with a detached single family residence or a townhouse as part of a two-to-four-family dwelling unit erected thereon lying wholly within the applicable boundary lines of such parcel, (vi) each Company Owned Property is in working order sufficient for its normal operation in the manner currently being operated, normal wear and tear excepted, and without any material structural defects or other conditions which would reasonably be expected to affect its habitability (including the presence of infestation, mold or other Hazardous Substances), (vii) no Company Owned Property is a manufactured home, modular home, condotel unit, or individual condominium unit in a condominium project, (viii) no Company Owned Property has been materially damaged by water, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism or other casualty causing damages thereto in excess of any insurance coverage therefor less any deductible, in each case except as has been fully repaired prior to the date hereof, (ix) no Company Owned Property is subject to any restriction on leasing such Company Owned Property, including by any homeowners’ association, deed restriction or local Law, (x) each Company Owned Property is in material compliance with the rules and regulations of any homeowners’ association applicable to such Company Owned Property, as well as any agreement, covenant, condition, restriction or encumbrance pertaining to such Company Owned Property, and (xi) there are no material unpaid homeowner’s association assessments or similar fees with respect to any Company Owned Property which are more than fifteen (15) days past due. No mortgage, deed of trust, deed to secure debt or similar instrument encumbering any Company Owned Property is or will be: (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such Company Owned Property or in Company or any Company Subsidiaries; (ii) cross-defaulted to any indebtedness other than indebtedness of Company or any Company Subsidiaries; or (iii) cross-collateralized to any property or assets not owned directly or indirectly by Company or any Company Subsidiaries.

(d) True and complete copies in all material respects of all material Company Leases in each case in effect as of August 31, 2015 have been made available to Parent. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither Company nor any Company Subsidiary is and, to the knowledge of Company, no other party is in breach or violation of, or default under, any Company Lease.

(e) Company and Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all furniture, fixtures and equipment owned, used or held for use by them as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) Neither the Company nor any Company Subsidiary has any obligation pursuant to any Contract to expend funds to develop or redevelop any Company Owned Property, or to improve, maintain or repair, or to fund the improvement, maintenance or repair, of any Company Owned Property that in the aggregate and with respect to a particular Company Owned Property are in excess of $500,000.

Section 3.19 Information in the Proxy Statement; Information Furnished to Company Investors.

(a) None of the information supplied or to be supplied in writing by or on behalf of Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of Parent, at the time of the Parent Shareholder Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied by or on behalf of Parent, Parent Operating Partnership, Merger Sub, Starwood Capital Group Global, L.P. or Manager or any of the affiliates or representatives of such Persons.

(b) None of the documents distributed to any Company Stockholder in connection with obtaining any consent or approval of such Company Stockholder of this Agreement or the Transactions contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the representations and warranties contained in this sentence will not apply to statements or omissions contained in such documents to the extent based upon information supplied by or on behalf of Parent, Parent Operating Partnership, Merger Sub, Starwood Capital Group Global, L.P. or Manager.

Section 3.20 Insurance. Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as Company’s management believes is reasonable and customary for its business. Company or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Company or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than (i) in the ordinary course of business consistent with past practice, (ii) in connection with the Company Reorganization, (iii) in connection with the Company New Securitization or (iv) such as is normal and customary in Company’s industry.

Section 3.21 Related Party Agreements. Other than the Company Operating Partnership Agreement, any other equity holder agreement with respect to the governance of the Company or any Company Subsidiary and as set forth in Section 3.21 of the Company Disclosure Letter (collectively the “Company Related Party Agreements”), in each case which will be terminated except as set forth in Section 7.17 of the Company Disclosure Letter, or to

which neither the Company nor any Company Subsidiary will remain party or bound at or prior to Closing, no agreements, arrangements or understandings between Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any Company Investor (or any affiliate thereof) or any affiliate of Company or any Company Subsidiary (including any past or present officer or director or employee of Company or Company Operating Partnership), on the other hand (other than those exclusively among Company and Company Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if Company were subject to reporting thereunder.

Section 3.22 Mortgage-Backed Securities. Neither Company nor any Company Subsidiary is the owner of or issuer of any mortgage backed securities.

Section 3.23 Mortgage Loans. Neither Company nor any Company Subsidiary is the holder of any mortgage loans.

Section 3.24 Non-Mortgage Loans. Other than as set forth in Section 3.22 and in Section 3.23 of the Company Disclosure Letter, neither Company nor any Company Subsidiary is the holder of any loan with a principal amount exceeding $250,000.

Section 3.25 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor and the Persons listed on Section 3.25 of the Company Disclosure Letter), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Company Reorganization or the other Transactions based upon arrangements made by or on behalf of Company or any Company Subsidiary, or to which they would be responsible or liable for in connection with the consummation of the Transactions.

Section 3.26 Takeover Statutes. None of Company or any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Parent as defined in Section 3-601 of the MGCL. The Company Board of Directors has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to the Merger or the other Transactions.

Section 3.27 Assets/Liabilities. Neither Company Stockholder has any other assets other than its respective Company Shares and neither Company Stockholder has any liabilities other than those liabilities incidental to owning such Company Shares. Neither Company Stockholder has engaged in any business activity other than that of owning such Company Shares.

Section 3.28 Dissenters’ Rights. No dissenters’, appraisal or similar rights are available to the holders of Company Shares or the Company OP Units with respect to the Merger or the other Transactions, and the Company Board of Directors has not made a determination to the effect that any of the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL apply with respect to the Merger or the other Transactions.

Section 3.29 Company Investor Equity Holders. Each Company Investor Equity Holder to which Parent Common Shares are distributed pursuant to Section 2.6 and each Designated Recipient satisfies the requirements set forth in the representations and warranties of the Company Investors set forth in Section 4.5 (as if such representations and warranties were made by such Company Investor Equity Holder or Designated Recipient, as applicable, with respect to itself and the Parent Common Shares to be distributed to it in accordance with the terms hereof).

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY INVESTORS

The following representations and warranties by the Company Investors are qualified in their entirety by reference to the disclosures set forth in the Company Disclosure Letter. Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is readily apparent on its face from the text of the disclosure made; provided, however, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific Section or sub-Section of the Company Disclosure Letter corresponding to such Fundamental Representation. The following representations are made by each Company Investor as to itself and not as to any other Company Investor and are made severally and not jointly. The representations and warranties of each Company Investor set forth in this Article IV are given without giving effect to the Merger, the Company Reorganization or the other Transactions, except that all representations and warranties made as of the Closing Date give effect to the Company Reorganization and for any representations and warranties of the Company Investors set forth in this Article IV that by their express terms relates to the consummation of the Transactions; provided, that, in any case, no representation or warranty (or portion thereof) is being made in this Article IV with respect to the Excluded Business. Subject to the foregoing, each Company Investor hereby represents and warrants severally and not jointly, as to itself, to Parent, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 4.1 Organization and Qualification. Such Company Investor that is not an individual is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has requisite organizational power and authority and any necessary governmental authorizations to own, lease and to the extent applicable, operate its properties, including, as applicable, the Company Shares or Company OP Units, and to conduct its businesses as now being conducted.

Section 4.2 Authorization; Validity of Agreement and Necessary Action. Such Company Investor (if not an individual) has full organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the

Transactions as applicable to such Company Investor. The execution, delivery and performance by such Company Investor (if not an individual) of this Agreement and the consummation by it of the Transactions, have been duly and validly authorized and no other organizational action on the part of such Company Investor is necessary to authorize the execution and delivery by such Company Investor of this Agreement and the consummation by it of the Transactions as applicable to such Company Investor. This Agreement has been duly executed and delivered by such Company Investor and, assuming due and valid authorization, execution and delivery hereof by Parent, Parent Operating Partnership and Merger Sub, is a valid and binding obligation of such Company Investor, enforceable against such Company Investor in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). If such Company Investor is an individual, such Company Investor has the capacity to execute and deliver, and perform its obligations under, this Agreement, the Transactions and any other documents to which it is specified to be a party, and the execution and delivery by such Company Investor hereof and of any other documents to which it is specified to be a party and the consummation by such Company Investor of the Transactions do not require any consent from any spouse or any related person of such Company Investor.

Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by such Company Investor, the consummation by such Company Investor of the Transactions, or compliance by Company or Company Operating Partnership with any of the provisions of this Agreement or the agreements contemplated by the Transactions will (a) contravene, conflict with or result in any breach of any provision of the governing documents of such Company Investor, (b) require any filing by such Company Investor with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL or the DLLCA in connection with the Merger, (iii) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, or (v) such filings as may be required in connection with state and local Transfer Taxes), (c) result in any breach of or any loss of any benefit or material increase in any cost or obligation of such Company Investor under, or result in a modification, or violation of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement, (d) violate any Order or Law applicable to such Company Investor or any of its properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of such Company Investor; except in each of clauses (b), (c), (d) or (e) above where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had, and would not reasonably be expected to have a material adverse effect on the Company Investor’s ability to perform its obligations under this Agreement prior to closing.

Section 4.4 The Company Shares. Such Company Investor has, or in the case of shares to be issued pursuant to the Company Reorganization transactions, will have good and valid title to the Company Shares set forth next to such Company Investor’s name on Section 3.2(a) of the Company Disclosure Letter as of the date or time specified thereon, as applicable, free and clear of all Liens. Other than this Agreement, such Company Shares and Company OP Units are not subject to any voting trust agreement or other contract, including any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Company Shares (except as contemplated by the Company Reorganization).

Section 4.5 Acquisition of Parent Common Shares.

(a) Such Company Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

(b) The Parent Common Shares to be received by each Company Investor as Merger Consideration, are being acquired by such Company Investor for its own account for the purpose of investment and not (A) with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or (B) for the account or benefit of, as a nominee or agent for, or on behalf of any Person, in each of (A) and (B) above, in circumstances that would preclude Parent, Parent Operating Partnership or Merger Sub from relying on any exemption from the registration requirements under the Securities Act.

(c) Such Company Investor understands that the Parent Common Shares to be received by each Company Investor as Merger Consideration will be issued in reliance upon Rule 506 of Regulation D under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act.

(d) Such Company Investor has not, and none of its affiliates or any person acting on behalf of such Company Investor or any such affiliate has, engaged or will engage in any general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) with respect to the Parent Common Shares.

(e) Such Company Investor understands that the Parent Common Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or pursuant to an exemption from registration that has been described in a reasonably detailed written explanation delivered by such Company Investor to Parent reasonably in advance of any proposed transfer or resale, and, if requested by Parent, confirmed by an opinion of counsel reasonably satisfactory to Parent and its counsel, and any certificate or book-entry account statement representing the Parent Common Shares will be endorsed with the following legends (which Parent shall cause to be promptly removed at a Company Investor’s request at such time as such restrictions, as applicable, no longer apply):

(i) THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, GIFTED, ASSIGNED, DISTRIBUTED, CONVEYED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, GIFT, ASSIGNMENT,

DISTRIBUTION, CONVEYANCE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION IS DONE IN COMPLIANCE WITH THE PROVISIONS OF AND THE RESTRICTIONS CONTAINED IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER, BY AND AMONG STARWOOD WAYPOINT RESIDENTIAL TRUST (“COMPANY”), COLONY AMERICAN HOMES, INC., AND THE OTHER PARTIES THERETO (COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF COMPANY). IN ADDITION, NO TRANSFER, SALE, GIFT, ASSIGNMENT, DISTRIBUTION, CONVEYANCE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE “ACT”) AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR EXCEPT PURSUANT TO RULE 144 OR REGULATION S OR OTHER APPLICABLE EXEMPTION UNDER THE ACT;

(ii) THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, WHICH EXEMPTION HAS BEEN DESCRIBED IN A REASONABLY DETAILED WRITTEN EXPLANATION DELIVERED TO COMPANY REASONABLY IN ADVANCE OF ANY PROPOSED TRANSFER OR RESALE, AND, IF REQUESTED BY COMPANY, CONFIRMED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY”; and

(iii) any other legend required to be placed thereon by applicable United States federal or state, or other applicable state and foreign securities laws.

Section 4.6 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Such Company Investor has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent and Parent’s Subsidiaries and acknowledges that it has been provided access to personnel, properties, premises and records of Parent and Parent’s Subsidiaries for such purposes (although the Company Investors make no representation regarding the adequacy of the access afforded to them by Parents). In entering into this Agreement, such Company Investor has relied solely upon the representations and warranties set forth in this Agreement and its independent investigation and analysis of Parent and Parent’s Subsidiaries, and such Company Investor acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of Parent’s Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Parent’s Representatives that are not expressly set forth in this Agreement or in the Contribution Agreement or any other documents relating to the Transactions to which Parent or any of

Parent’s Subsidiaries is a party, whether or not such representations, warranties or statements were made in writing or orally. Such Company Investor acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Contribution Agreement or any other documents relating to the Transactions to which Parent or any of Parent’s Subsidiaries is a party is a party, none of Parent, Parent’s Subsidiaries, Parent Operating Partnership or Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and such Company Investor is not relying on any representation or warranty except for those expressly set forth in this Agreement and the Contribution Agreement or any other documents relating to the Transactions to which Parent or any of Parent’s Subsidiaries is a party. None of the foregoing in this Section 4.6 shall, in and of itself, provide a separate right of action under the Contribution Agreement.

ARTICLE V

REPRESENTATIONS AND

WARRANTIES OF PARENT, MERGER SUB

AND PARENT OPERATING PARTNERSHIP

The following representations and warranties by Parent, Merger Sub and Parent Operating Partnership are qualified in their entirety by reference to the disclosures (a) in the Parent SEC Documents (excluding any information or documents incorporated by reference therein and excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are predictive, cautionary or forward-looking in nature) filed on or after December 31, 2014 and prior to the date hereof (and then only to the extent that the relevance of any disclosed event, item or occurrence in such Parent SEC Documents to a matter covered by a representation or warranty set forth in this Article V is reasonably apparent on its face, or in the context, of the disclosure made as to matters and items which are the subject of such representation or warranty); provided, however, that the disclosures in the Parent SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Parent Disclosure Letter and (ii) the representations and warranties made in Sections 5.5, 5.6, 5.8(b), 5.9, 5.19, and 5.27, and (b) set forth in Parent’s disclosure letter delivered to Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text, or in the context, of the disclosure made; provided, however, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific Section or sub-Section of the Parent Disclosure Letter corresponding to such Fundamental Representation. The following representations are made by Parent, Merger Sub and Parent Operating Partnership on a joint and several basis. The representations and warranties of Parent, Merger Sub and Parent Operating Partnership set forth in this Article V are given without giving effect to the Merger, the Manager Contribution or the other Transactions, except that all representations and warranties made as of the Closing Date give effect to the Manager Contribution and for any representations and warranties of Parent, Merger Sub and Parent Operating Partnership set forth in this Article V that by their express terms relates to the consummation of the Merger, the Manager Contribution or the other Transactions. Subject to the foregoing, each of Parent, Merger Sub and Parent Operating Partnership hereby represents and warrants to Company and the Company Investors, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date) as follows:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to Company true and complete copies of any amendments or supplements to the Parent Governing Documents and Parent OP Governing Documents not filed as of the date hereof with the SEC. Parent is in compliance with the terms of the Parent Governing Documents in all material respects. Parent Operating Partnership is in compliance with the terms of the Parent OP Governing Documents in all material respects. True and complete copies of Parent’s and Parent Operating Partnership’s minute books and other corporate and partnership records, as applicable, have been made available by Parent to Company.

(b) Section 5.1(b) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent (such subsidiaries, including the Prime JV and the Parent Operating Partnership, each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) and each other corporate or non-corporate subsidiary in which Parent owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Parent Subsidiary”), together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary and each Other Parent Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Parent in and to each Parent Subsidiary and each Other Parent Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary and each Other Parent Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Parent Subsidiary and each Other Parent Subsidiary.

(c) Each Parent Subsidiary (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Except as set forth in Section 5.1(d) of the Parent Disclosure Letter, as of the date hereof, neither Parent nor any Parent Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in Parent Subsidiaries or Other Parent Subsidiaries) in the aggregate in excess of $250,000 in fair market value.

(e) Section 5.1(e) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

Section 5.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 500,000,000 Parent Common Shares, and (ii) 100,000,000 preferred shares of beneficial interest, par value $0.01 per share (“Parent Preferred Stock”). As of the close of business on the business day prior to the date hereof, there are (A) 37,907,966 Parent Common Shares (which includes 11,273 shares of restricted stock outstanding) issued and outstanding and (B) zero (0) shares of Parent Preferred Stock issued and outstanding. As of the Closing Date, there will be (A) a total number of Parent Common Shares issued and outstanding that is the sum of (v) 37,907,966 Parent Common Shares (which includes 11,273 shares of restricted stock outstanding), plus (w) 721,354 Parent Common Shares issuable upon the vesting of all restricted stock units and (B) zero (0) shares of Parent Preferred Stock issued and outstanding. Section 5.2(a) of the Parent Disclosure Letter sets forth all Parent Common Shares authorized and reserved for future issuance as of the date hereof and the applicable agreement or arrangement pursuant to which such reservation has been established. All of the outstanding shares of Parent capital stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all Parent Common Shares to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 5.2, there is no other outstanding capital stock of Parent. Other than the Parent Convertible Notes, as of the date hereof, there are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Parent Voting Debt”) of Parent or any Parent Subsidiary issued and outstanding. Except for the equity awards and deferred stock units set forth on Section 5.2(a) of the Parent Disclosure Letter and outstanding as of the date hereof (the “Parent Equity Awards”), there are no (1) options, warrants, calls, profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, other equity or equity-linked compensation awards, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”) or (2) outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital stock of, or other Parent Equity Interests in, Parent or any Parent Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent, any Parent Subsidiary or any other Person.

(b) There are no voting trusts, proxies or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Shares or any capital stock of, or other Parent Equity Interest, of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any capital stock or other Parent Equity Interests of Parent. Neither Parent nor any Parent Subsidiary has granted any registration rights on any of its capital stock other than as contemplated by the Registration Rights Agreement, dated as of the date of this Agreement, by and among Parent and the Holders (as defined therein) (the “Registration Rights Agreement”), being entered into and delivered in connection herewith and attached hereto as Exhibit I. No Parent Common Shares are owned by any Parent Subsidiary. Except as may be set forth in the Parent Governing Documents and for restrictions under federal and state securities laws, there are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Parent Equity Interests in any Parent Subsidiary.

(c) Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Parent Equity Interests of each of the Parent Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and any immaterial Liens), and all of such shares of capital stock or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d) Section 5.2(d) of the Parent Disclosure Letter sets forth as of the date hereof, and as of the Closing Date, a list of all of the partners of Parent Operating Partnership, together with the number of Parent OP Units held by each such partner. As of the date hereof, and as of the Closing Date, Parent directly owns all of the issued and outstanding limited Parent OP Units (other than those to be issued in connection with the Manager Contribution), free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or the Parent Operating Partnership Agreement or as set forth in Section 5.2(d) of the Parent Disclosure Letter), and all Parent OP Units are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights. There is no capital stock or other Parent Equity Interests of Parent Operating Partnership issued and outstanding other than such Parent OP Units listed in Section 5.2(d) of the Parent Disclosure Letter. 6,400,000 Parent OP Units shall be issued in connection with the Manager Contribution, and such Parent OP Units shall be duly authorized and validly issued and free of preemptive rights.

(e) Section 5.2(e) of the Parent Disclosure Letter sets forth a list of all Parent Equity Awards outstanding as of the date hereof, and as of the Closing Date, including (i) the identity of the holder, (ii) the number of shares held by such holder in respect of each such grant of Parent Equity Awards and (iii) the vesting schedule applicable to such Parent Equity Award.

(f) All dividends or other distributions on the Parent Common Shares and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized and declared prior to the date hereof have been paid in full.

Section 5.3 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full organizational power and authority to execute and deliver this Agreement, the Contribution Agreement and any other documents to which Parent or Merger Sub is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Merger, the Manager Contribution and the other Transactions to which Parent or Merger Sub is a party. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Contribution Agreement, and the consummation by each of them of the Merger, the Manager Contribution and the other Transactions have been duly and validly authorized by all necessary organizational action on the part of Parent and Merger Sub, and no other corporate action on the part of any of Parent and Merger Sub, pursuant to the Parent Governing Documents, the Merger Sub Governing Documents, the DLLCA, the MGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the Contribution Agreement and the consummation by them of the Merger, the Manager Contribution and the other Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by the SDAT, the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by the Delaware Secretary and, in the case of the Share Issuance in connection with the Merger and the Manager Contribution, to the receipt of the Parent Shareholder Approval. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by Company, the Company Investors and Company Operating Partnership, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 5.4 Board and Other Approvals. The Parent Board of Trustees, at a meeting duly called and held, has (a) determined that this Agreement, the Merger, the Manager Contribution and the other Transactions, including the Share Issuance, are advisable and in the best interests of Parent and the shareholders of Parent, (b) duly and validly authorized the execution and delivery of this Agreement and the consummation of the Merger, the Manager Contribution and the other Transactions, (c) approved the Merger, the Share Issuance, the Manager Contribution and the other Transactions and directed that the Share Issuance and the Manager Contribution be submitted for consideration at the Parent Shareholder Meeting and (d) subject to Section 6.3(e), resolved to recommend that the shareholders of Parent vote in favor of the approval of the Share Issuance and the Manager Contribution and to include such recommendation in the Proxy Statement. Parent, as the sole stockholder of Merger Sub has approved this Agreement and the Merger. Parent OP GP has approved, on behalf of Parent

Operating Partnership, this Agreement, the Manager Contribution and the other Transactions. Manager has approved the Contribution Agreement, the Manager Contribution and the other Transactions. No consent from any other holder of Parent OP Units is required for Parent Operating Partnership to enter into the Transactions.

Section 5.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement or the Contribution Agreement and the Transactions by Parent, Parent Operating Partnership and Merger Sub, the consummation by Parent, Parent Operating Partnership and Merger Sub of the Merger, the Manager Contribution or any of the other Transactions or compliance by Parent, Parent Operating Partnership and Merger Sub with any of the provisions of this Agreement or the Manager Contribution will (a) contravene, conflict with or result in any breach of any provision of the Parent Governing Documents, Parent OP Governing Documents, the Merger Sub Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent, Parent Operating Partnership, Merger Sub or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL or the DLLCA in connection with the Merger, (iii) such filings with the SEC as may be required to be made by Parent, including a proxy statement in preliminary and definitive form relating to the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement, the Merger or the Manager Contribution or (vi) such filings as may be required in connection with state and local Transfer Taxes), (c) result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or result in a modification, or violation of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Material Contract, Parent Lease or Parent Residential Lease, (d) violate any Order or Law applicable to Parent, Parent Operating Partnership, Merger Sub or any Parent Subsidiary or any of their respective properties, assets or operations or (e) result in the creation or imposition of any Lien (other than a Parent Permitted Lien) on any asset of Parent, Parent Operating Partnership, Merger Sub or any Parent Subsidiaries; except in each of clauses (b), (c), (d) or (e) above where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings or (C) any such modifications, violations, rights, impositions, breaches or defaults has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.6 Parent SEC Documents and Parent Financial Statements.

(a) Parent has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including December 31, 2014 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed or furnished by Parent with the SEC, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed prior to the date hereof), the Parent SEC Documents (i) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, or with respect to Parent SEC Documents filed after the date hereof, will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Documents (including the related notes and schedules thereto) (collectively, the “Parent Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and Parent Subsidiaries in all material respects, (B) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (C) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (D) fairly present, in all material respects, the financial position and the results of operations, stockholder’s equity and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein. No Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved. None of the Parent SEC Documents is the subject of any confidential treatment request by Parent.

Section 5.7 Internal Controls; Sarbanes-Oxley Act; Improper Payments.

(a) Parent and Parent Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since January 31, 2014, (A) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (B) to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in Parent’s periodic reports required under the Exchange Act (if Parent were required to file such reports) and (C) to the knowledge of Parent, the principal executive officer and principal financial officer of Parent have disclosed to Parent’s auditors and the audit committee of the Parent Board of Trustees (and made summaries of such disclosures available to Company) (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in Parent’s internal controls over financial reporting. Since January 31, 2014, neither Parent nor any Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(b) Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer or Representative of Parent or any Parent Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Parent nor any Parent Subsidiary has received any written communication that alleges that Parent or any Parent Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement and the Transactions, since June 30, 2015, Parent and the Parent Operating Partnership have conducted, in all material respects, their respective businesses in the ordinary course consistent with past practice.

(b) Since December 31, 2014, no Effects have occurred, which have had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9 No Undisclosed Liabilities. Except (a) as disclosed, reflected or otherwise reserved against or provided for on the Parent Financial Statements, (b) for liabilities and obligations incurred since December 31, 2014 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither Parent nor any Parent Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.10 Litigation. As of the date hereof, there is no Legal Proceeding pending against (or to Parent’s knowledge, threatened against or naming as a party thereto) Parent, a Parent Subsidiary, any of Parent’s or any Parent Subsidiary’s respective property, or, to the knowledge of Parent, any executive officer or director of Parent (in their capacity as such), nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any Parent Subsidiary, other than, in each of the foregoing cases, as have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, notwithstanding the date limitation in this sentence, any such Legal Proceeding or investigation commenced after the date of this Agreement may be taken into account when determining whether a Parent Material Adverse Effect has occurred pursuant to Section 5.8(b)). There is no Legal Proceeding pending against Parent, or to the knowledge of Parent, threatened against Parent seeking to enjoin or restrict, in any material respect, the Transactions. Neither Parent nor any Parent Subsidiary is subject to any outstanding Order of a Governmental Entity which has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.11 Labor and Other Employment Matters; Employee Benefit Plans.

(a)

(i) Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization;

(ii) neither Parent nor any Parent Subsidiary is the subject of any Legal Proceeding that seeks to compel Parent or any Parent Subsidiary to bargain with any labor organization as to wages or conditions of employment or any other matter;

(iii) no strike or work stoppage involving Parent or any Parent Subsidiary is pending or, to the knowledge of Parent, threatened in writing;

(iv) neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices;

(v) no labor organization or group of employees of Parent or any Parent Subsidiary has made, in writing, a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority; and

(vi) Parent and each Parent Subsidiary has complied in all material respects with the WARN Act and any similar statutes, where applicable.

(b) Section 5.11(b) of the Parent Disclosure Letter sets forth a true and complete list of each Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or any Parent Subsidiary or their respective ERISA Affiliates in respect of any current or former employee, officer, director or independent contractor of Parent or any Parent Subsidiary (a “Parent Benefit Plan”), other than any immaterial Parent Benefit Plan.

(c) With respect to each material Parent Benefit Plan, Parent has made available true and complete copies of (i) where the Parent Benefit Plan has been reduced to writing, the current plan document and all current amendments, (ii) where the Parent Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) any trust agreements or other funding arrangements, insurance policies and contracts, (iv) the most recent summary plan description and, where applicable, summaries of material modifications, (v) in the case of any Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS (or a copy of any pending application for a determination letter and any related correspondence from the IRS), (vi) in the case of any Parent Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500 and summary annual report, with schedules and financial statements attached, and (vii) actuarial valuations and reports for the most recently completed plan year.

(d) Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and in compliance in all material respects with the requirements prescribed by applicable Law.

(e) Neither the execution of this Agreement nor the consummation of the Transactions will, individually or together with the occurrence of any other event, (A) result in the payment by Parent, Parent Subsidiaries or their respective ERISA Affiliates of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually, or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, (B) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Parent or Parent Subsidiaries, or (C) require a “gross-up” or other payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).

(f) Each Parent Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Parent Qualified Plan”) has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, and, to Parent’s knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan. Neither Parent, Parent Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, participates in or is required to contribute to, or has any liability (whether contingent or otherwise) with respect to, any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) Neither Parent, any Parent Subsidiary, nor any of their respective ERISA Affiliates has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by COBRA.

(h) Parent, Parent Subsidiaries and their respective ERISA Affiliates have not made any commitment, intention or understanding to create, materially modify or terminate any material Parent Benefit Plan.

(i) There is no pending or, to Parent’s knowledge, threatened, action relating to a Parent Benefit Plan (other than routine claims for benefits).

(j) Each Parent Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

Section 5.12 Taxes.

(a) Parent and each Parent Subsidiary has timely filed or caused to be filed with the appropriate Governmental Entity all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary has timely paid or caused to be paid, or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Parent and each Parent Subsidiary with respect to the taxable years ending on or after December 31, 2014 have been made available to Company.

(b) Parent (i) for all taxable years commencing with Parent’s short taxable year beginning February 1, 2014 and ended December 31, 2014 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such year; (ii) has operated since December 31, 2014 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its status as a REIT and no such challenge is pending or, to the knowledge of Parent, threatened.

(c) (i) There are no current disputes, audits, examinations, investigations or other proceedings pending (or threatened in writing), or claims asserted for or with regard to any material amounts of Taxes or material Tax Returns of Parent or any Parent Subsidiary; (ii) neither Parent nor any Parent Subsidiary has received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed, or, to the knowledge of Parent, threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect and (iv) neither Parent nor any Parent Subsidiary has in the past three (3) years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

(d) Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a REIT, as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither Parent nor any Parent Subsidiary holds directly or indirectly any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Parent and each Parent Subsidiary have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) There are no material Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

(h) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i) Since Parent’s formation (i) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, nor is Parent or any Parent Subsidiary aware of any event, condition, or circumstance that presents a material risk that a material amount of Taxes as described in such sections may be imposed on Parent or a Parent Subsidiary, and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business or consistent with past practice or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.

(j) (i) Neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material amount of Tax that has not since expired and (ii) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.

(k) Neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither Parent nor any Parent Subsidiary is subject to any private letter ruling of the IRS or comparable written ruling of any other Governmental Entity with respect to Taxes.

(l) Neither Parent nor any Parent Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011–4(b)(2).

(m) Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax–free treatment under Section 355 of the Code in the two (2) years prior to the date hereof.

(n) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any material liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.

(p) Neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(q) Parent qualifies as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 5.13 Contracts.

(a) Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (A) neither Parent nor any Parent Subsidiary, nor, to Parent’s knowledge, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract. Neither Parent nor any Parent

Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Parent Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any Parent Material Contract that would not reasonably be expected to have a Parent Material Adverse Effect. Since December 31, 2014 and as of the date hereof, neither Parent nor any Parent Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract.

(b) Section 5.13(b) of the Parent Disclosure Letter sets forth a list of each Contract (other than a Parent Benefit Plan) in effect as of the date hereof to which Parent or any Parent Subsidiary is a party or by which any of its properties or assets are bound (each a “Parent Material Contract”) that:

(i) is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC or required to be disclosed by Parent in a Current Report on Form 8-K;

(ii) obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any Parent Residential Lease;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any Subsidiaries, including upon consummation of the Transactions, or which restricts the conduct of any line of business of Parent or any Parent Subsidiaries, except for any (A) Parent Lease or Parent Residential Lease or (B) recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Parent Owned Property, which Parent Leases, Parent Residential Leases, declarations and agreements contain non-compete or exclusivity provisions restricting activities of Parent or any Parent Subsidiary or restricting the conduct of any line of business by Parent or any Parent Subsidiary, in each case, solely on the applicable Parent Owned Property;

(iv) constitutes Indebtedness of Parent or any Parent Subsidiary with a principal amount greater than $1,000,000;

(v) constitutes a leasehold obligation related to any Parent Corporate Office;

(vi) would prohibit or materially delay the consummation of Transactions as contemplated by this Agreement (except for any Parent Lease);

(vii) requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a third party member, strategic alliance of Parent or any Parent Subsidiary or other similar arrangement;

(x) constitutes a loan to any Person (other than a wholly owned Subsidiary of Parent or the Parent Operating Partnership) by Parent any or any Parent Subsidiary in an amount in excess of $1,000,000;

(xi) prohibits the pledging of the capital stock of Parent or any Parent Subsidiary or prohibits the issuance of guarantees by any Parent Subsidiary, except for any Parent Lease or recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Parent Owned Property;

(xii) is with a Governmental Entity;

(xiii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000; or

(xiv) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Parent and Parent Subsidiaries, taken as a whole, except, in each case, for any Parent Lease, Parent Residential Lease or any recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Parent Owned Property.

(c) Parent has made available, including through its filings and other disclosures with the SEC, to Company or provided to Company for review, prior to the execution of this Agreement, true and complete copies of all of the Parent Material Contracts.

Section 5.14 Investment Company Act. Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.15 Environmental Matters. Parent and each Parent Subsidiary are, and have been since January 31, 2014, in compliance with all Environmental Laws, including with respect to identification and management of Hazardous Substances such as lead-based paint, asbestos and toxic mold, except for such non-compliance that has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To Parent’s knowledge, the aggregate outstanding liability of Parent and its Subsidiaries with respect to any violations of Environmental Laws or the sampling, monitoring, treatment, remediation, removal or clean-up of Hazardous Substances does not exceed $1,000,000. Notwithstanding the other provisions of this Agreement, this Section 5.15 contains the only representations of Parent, Parent Operating Partnership or Merger Sub regarding Environmental Laws or Hazardous Substances.

Section 5.16 Intellectual Property. Except as has not had, or would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent or one of Parent Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Parent and the Parent Subsidiaries as conducted prior to the Closing Date and (ii) since January 31, 2014, Parent and Parent Subsidiaries have not received any written notice relating to any actual or alleged infringement, misappropriation or violation of any Intellectual Property Right of another Person by Parent or any Parent Subsidiary. To the knowledge of Parent, the conduct of the business of Parent and Parent Subsidiaries as presently conducted does not violate, conflict with or infringe in any material respect the Intellectual Property Rights of any other Person. To the knowledge of Parent, no other Person is violating, conflicting with, or infringing in any material respect the Intellectual Property Rights of Parent or any Parent Subsidiary.

Section 5.17 Compliance with Laws; Permits.

(a) (i) Each of Parent and Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of Parent and Parent Subsidiaries, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and Parent Subsidiaries or Parent’s contractors or agents are in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent and Parent Subsidiaries to own, lease and operate their properties or for Parent and Parent Subsidiaries to carry on their respective businesses substantially as is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such Parent Permits in full force and effect has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.18 Properties.

(a) Section 5.18(a)(i) of the Parent Disclosure Letter sets forth a list of the address of each real property owned in fee as of August 31, 2015 by Parent or any Parent Subsidiary other than any Parent Corporate Office (all such real property, together with all right, title and interest of Parent and any Parent Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances benefitting such real property, in each case whether or not set forth in Section 5.18(a)(i) of the Parent Disclosure Letter, as updated in accordance herewith, are individually referred to herein as a “Parent Owned Property” and collectively referred to herein as the “Parent Owned Properties”). Section 5.18(a)(ii) of the Parent Disclosure Letter

sets forth a list of the address of each real property (and noting whether such real property is) leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by Parent or any Parent Subsidiary as of August 31, 2015 other than any Parent Corporate Office (all such real property interests, together with all right, title and interest of Parent and any Parent Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances benefitting such real property, are individually referred to herein as a “Parent Leased Property” and collectively referred to herein as the “Parent Leased Properties”). All Parent Owned Property, together with all Parent Leased Property, may hereinafter be referred to individually or collectively as a “Parent Property” and the Parent Owned Properties and the Parent Leased Properties may be referred to individually or collectively, as the “Parent Properties.” Section 5.18(a)(iii) of the Parent Disclosure Letter sets forth a list of the address of each real property which, as of August 31, 2015, is under contract by Parent or a Parent Subsidiary for purchase or which is required under a binding contract to be leased or subleased or licensed by Parent or a Parent Subsidiary. Neither Parent nor any Parent Subsidiary is (A) obligated to dispose of any material Parent Property or (B) bound by any unexpired option to purchase, right of first refusal or first offer, right of reversion or any other right to purchase, ground lease or otherwise acquire any Parent Property.

(b) Parent or a Parent Subsidiary is the legal and beneficial owner of, and has good and insurable fee simple title or valid leasehold title (as applicable) to, each of the Parent Properties, in each case, free and clear of Liens except for Parent Permitted Liens. For the purposes of this Agreement, “Parent Permitted Liens” means (i) Liens set forth in Section 5.18(b)(i) of the Parent Disclosure Letter securing any Indebtedness, (ii) Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP) or are being contested by a tenant pursuant to, and in compliance with, the procedures set forth in the applicable Parent Leases and/or Parent Residential Leases, (iii) Liens arising under any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, or other similar agreements or obligations, (iv) any Parent Leases and/or any Parent Residential Leases, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, in each case (A) that are not violated by any current use, occupancy or activity conducted by Parent or any Parent Subsidiary or permitted by any Parent Lease and/or any Parent Residential Lease or (B) with respect to which Parent or a Parent Subsidiary is working in good faith to cure the underlying condition giving rise to such Lien or is disputing or contesting such Lien in good faith, (vi) Liens that are disclosed on any title insurance policies with respect to each Parent Owned Property or surveys made available by or on behalf of Parent or any Parent Subsidiary to Parent prior to the date hereof, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), (viii) Liens which will be released or insured over before Closing, (ix) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of set off, (x) all public roads and highways, (xi) any purchase money Liens and Liens securing rental payments under capital lease arrangements and Liens incurred in connection with the acquisition of Parent Property, in each case covering personal property, (xii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the continued use and operation of the applicable Parent Property as currently used and operated, (xiii) Liens imposed by any homeowner’s association, including in connection with unpaid assessments or fines, or uncured violations of any applicable homeowner’s association covenants and (xiv) any other Lien approved in writing by Company.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect (i) neither Parent nor any of the Parent Subsidiaries has received any written notice of any violation of any municipal, state, federal or homeowners’ association law, rule or regulation concerning any Parent Owned Property, (ii) to Parent’s knowledge, each of the Parent Owned Properties complies with all applicable zoning laws, ordinances, regulations and deed restrictions and other recorded covenants, (iii) neither Parent nor any Parent Subsidiaries has received from any Governmental Entity any written notice of any condemnation, eminent domain or zoning change, in each case affecting any Parent Owned Property, and neither Parent nor any Parent Subsidiaries has received written notice of any such threatened condemnation, eminent domain or zoning change, in each case affecting any Parent Owned Property, (iv) water, stormwater, sanitary sewer, electricity and telephone service are all available at the property lines of each Parent Owned Property over duly dedicated streets or perpetual easements of record benefiting the applicable Parent Owned Property in each case as necessary for such Parent Owned Property to be occupied by residents in the ordinary course, (v) each Parent Owned Property consists of a contiguous parcel of real property with a detached single family residence or a townhouse as part of a two-to-four-family dwelling unit erected thereon lying wholly within the applicable boundary lines of such parcel, (vi) each Parent Owned Property is in working order sufficient for its normal operation in the manner currently being operated, normal wear and tear excepted, and without any material structural defects or other conditions which would reasonably be expected to affect its habitability (including the presence of infestation, mold or other Hazardous Substances), (vii) no Parent Owned Property is a manufactured home, modular home, condotel unit, or individual condominium unit in a condominium project, (viii) no Parent Owned Property has been materially damaged by water, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism or other casualty causing damages thereto in excess of any insurance coverage therefor less any deductible, in each case except as has been fully repaired prior to the date hereof, (ix) no Parent Owned Property is subject to any restriction on leasing such Parent Owned Property, including by any homeowners’ association, deed restriction or local Law, (x) each Parent Owned Property is in material compliance with the rules and regulations of any homeowners’ association applicable to such Parent Owned Property, as well as any agreement, covenant, condition, restriction or encumbrance pertaining to such Parent Owned Property, and (xi) there are no material unpaid homeowner’s association assessments or similar fees with respect to any Parent Owned Property which are more than fifteen (15) days past due. No mortgage, deed of trust, deed to secure debt or similar instrument encumbering any Parent Owned Property is or will be: (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such Parent Owned Property or in Parent or any Parent Subsidiaries; (ii) cross-defaulted to any indebtedness other than indebtedness of Parent or any Parent Subsidiaries; or (iii) cross-collateralized to any property or assets not owned directly or indirectly by Parent or any Parent Subsidiaries.

(d) True and complete copies in all material respects of all material Parent Leases in each case in effect as of August 31, 2015 have been made available to Company. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Lease.

(e) Parent and Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all furniture, fixtures and equipment owned, used or held for use by them as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Neither Parent nor any Parent Subsidiary has any obligation pursuant to any Contract to expend funds to develop or re-develop any Parent Owned Property, or to improve, maintain or repair, or to fund the improvement, maintenance or repair, of any Parent Owned Property that in the aggregate and with respect to a particular Parent Owned Property are in excess of $500,000.

Section 5.19 Opinion of Financial Advisor. The Parent Board of Trustees has received the opinion of the Parent Financial Advisor, dated September 19, 2015, to the effect that, as of such date and based on and subject to the assumptions, qualifications, limitations and other matters set forth in its written opinion, the number of Parent Common Shares to be retained by the pre-Manager Contribution holders of Parent Common Shares after giving effect to the Merger and the Manager Contribution is fair from a financial point of view to such holders (other than Starwood Capital Group Global, L.P. and its affiliates). The Special Committee has received an opinion from its financial advisor to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be paid in the Manager Contribution pursuant to the Contribution Agreement is fair, from a financial point of view, to Parent. Parent will make copies of such opinions available to Company promptly following the receipt thereof by the Parent Board of Trustees and the Special Committee, as applicable, for informational purposes only, and it is agreed and understood that such opinions may not be relied on by Company or any of the Company Subsidiaries, Company Stockholders, Company Unitholders, Company Investors or any of their respective Affiliates.

Section 5.20 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of Parent or at the time of the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 5.20 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to Parent by or on behalf of Company or any Company Subsidiary regarding the Company or any Company Subsidiary or their respective businesses.

Section 5.21 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 5.22 Insurance. Parent and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as Parent’s management believes is reasonable and customary for its business. Parent or the applicable Parent Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Parent or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than (i) in the ordinary course of business consistent with past practice, (ii) in connection with the Parent New Securitization or (iii) such as is normal and customary in Parent’s industry.

Section 5.23 Related Party Agreements. Except as set forth in Parent’s proxy statement filed on April 3, 2015, and except for the Contribution Agreement (collectively, the “Parent Related Party Agreements”), no agreements, arrangements or understandings between Parent or any Parent Subsidiary (or binding on any of their respective properties or assets), on the one hand (or any affiliate thereof), or any affiliate of Parent or any Parent Subsidiary (including Manager and including any past or present officer or director or employee of Parent or Manager (or any of its affiliates), on the other hand (other than those exclusively among Parent and Parent Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.24 Mortgage-Backed Securities. Neither Parent nor any Parent Subsidiary is the owner of or issuer of any mortgage-backed securities.

Section 5.25 Mortgage Loans.

(a) Section 5.25(a) of the Parent Disclosure Letter sets forth a list of each residential mortgage loan of which Parent or any Parent Subsidiary is the holder as of the date hereof (each, a “Mortgage Loan” and, collectively, the “Mortgage Loans”), and listing each Mortgage Loan that is a non-performing mortgage loan and any mortgage loan in foreclosure, including with a mortgagor subject to bankruptcy, secured by a mortgage, deed of trust, security deed, or any other instrument which constitutes a lien (each, a “Mortgage”) on residential real property (each, whether performing or non-performing, a “Mortgaged Property”), securing payment by a borrower of a promissory note and other loan documents, including any amendments thereto.

(b) Parent or a Parent Subsidiary, as applicable, has the full power and authority to hold each Mortgage Loan, subject to that certain Master Repurchase Agreement, among Deutsche Bank AG, Cayman Islands Branch, Starwood Waypoint Residential Trust, a Maryland real estate investment trust, and Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as trustee of PrimeStar-H Fund I Trust, as amended.

(c) To Parent and each Parent Subsidiary’s knowledge, as of August 31, 2015, the information relating to each Mortgage Loan set forth in Section 5.25(a) of the Parent Disclosure Letter is true and accurate in all material respects.

(d) To Parent and each Parent Subsidiary’s knowledge, the related Mortgage constitutes a valid, existing and enforceable (subject to bankruptcy laws and general principals of equity) lien and security interest on the applicable Mortgaged Property, including all improvements on the applicable Mortgaged Property subject only to (i) the lien of current real property taxes and assessments, in each case not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording and (iii) other matters to which like properties are commonly subject, including Liens that are subordinate to the applicable Mortgage.

Section 5.26 Non-Mortgage Loans. Other than as set forth in Section 5.24 and Section 5.25(a) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is the holder of any loan with a principal amount exceeding $250,000.

Section 5.27 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transactions based upon arrangements made by or on behalf of Parent or any Parent Subsidiary, or to which they would be responsible or liable for in connection with the consummation of the Transactions.

Section 5.28 Takeover Statutes. None of Parent or any Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Company as defined in Section 3-601 of the MGCL. The Parent Board of Trustees has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, Subtitle 7 of Title 3 of the MGCL and Section 7.2 of Parent’s charter. No other Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions.

Section 5.29 Vote Required. The Parent Shareholder Approval is the only vote of the holders of any class or series of shares of stock of Parent necessary to approve the Transactions, including the Share Issuance in connection with the Merger and the Manager Contribution.

Section 5.30 Dissenters’ Rights. No dissenters’ appraisal or similar rights are available to the holders of Parent Common Shares or the Parent OP Units with respect to the Merger, Contribution Agreement or the other Transactions, and the Parent Board of Trustees has not made a determination to the effect that any of the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL apply with respect to the Merger, Contribution Agreement or the other Transactions.

Section 5.31 Contribution Agreement. Exhibit A hereto contains a true, complete and accurate copy of the Contribution Agreement and any and all schedules or exhibits thereto including any amendments or modifications as of the date hereof, and such documents set forth the entire agreement among Parent and any Parent Subsidiary, on the one hand, and Manager and any of its affiliates on the hand relating to the Manager Contributions and the transactions contemplated hereby. The Contribution Agreement is in full force and effect, enforceable against the parties thereto and neither Parent, any Parent Subsidiary nor, to the knowledge of Parent, Manager has on or prior to the date hereof taken or has committed to any action that would reasonably be expected to result in a breach of such Agreement.

Section 5.32 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent, Parent Operating Partnership and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Company and Company Subsidiaries and acknowledges that each of Parent, Parent Operating Partnership and Merger Sub has been provided access to personnel, properties, premises and records of Company and Company Subsidiaries for such purposes. In entering into this Agreement, each of Parent, Parent Operating Partnership and Merger Sub has relied solely upon the representations and warranties set forth in this Agreement or any other documents relating to the Transactions to which any of Parent, Parent Operating Partnership or Merger Sub is a party, respectively, and its independent investigation and analysis of Company and Company Subsidiaries, and each of Parent, Parent Operating Partnership and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Company, any Company Subsidiaries, the Company Investors or, in each case, any of their respective affiliates, stockholders, controlling persons or Company Representatives that are not expressly set forth in this Agreement or any other documents relating to the Transactions to which any of Parent, Parent Operating Partnership or Merger Sub is a party, respectively, whether or not such representations, warranties or statements were made in writing or orally. Parent, Parent Operating Partnership and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, none of Company or any Company Investor makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the other Transactions contemplated hereby, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement or any other documents relating to the Transactions to which any of Parent, Parent Operating Partnership or Merger Sub is a party, respectively. None of the foregoing in this Section 5.32 shall, in and of itself, provide a separate right of action under any other documents relating to the Transactions to which any of Parent, Parent Operating Partnership or Merger Sub is a party, respectively.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by Company Pending the Closing.

(a) Company agrees that between the date of this Agreement and the earlier to occur of (x) Merger Effective Time or (y) the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as expressly permitted by this Agreement (iii) the Company Reorganization, (iv) as may be required by applicable Law or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), Company shall, and shall cause each of the Company Subsidiaries (other than, in each case, as it relates to the Excluded Business) to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants, employees and business associates in all material respects, and maintain the status of Company as a REIT and each Company Subsidiary as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, as applicable and provided, that notwithstanding anything to the contrary in this Section 6.1, Company or any Company Subsidiary may effect one (1) securitization on customary terms in an amount not to exceed $625,000,000 (the “Company New Securitization”).

(b) Without limiting the generality of clause (a) above, and except as set forth in Section 6.1 of the Company Disclosure Letter, as expressly permitted by this Agreement, as contemplated by the Company Reorganization pursuant to the Company Reorganization Step Plan, as required by Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Company shall not, and shall not permit any Company Subsidiary (other than, in each case, as it relates to the Excluded Business) to, directly or indirectly:

(i) amend its charter, bylaws or equivalent organizational documents;

(ii) adjust, split, combine, subdivide or reclassify any shares of capital stock or other Company Equity Interests;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of stock of Company or Company Operating Partnership or other Company Equity Interests, except for (A) the declaration and payment by Company of quarterly dividends in accordance with past practice for the period up to the Closing Date (including the portion of any month in which the Closing occurs) in an amount not to exceed $0.05 per Company Share per quarter, (B) the declaration and payment of dividends or other distributions by the Company Operating Partnership in an amount not to exceed $0.05 per Company OP Unit per quarter, and (C) dividends or other distributions by any Company

Subsidiary (other than by the Company Operating Partnership), in accordance with the terms of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, Company and any Company Subsidiary shall be permitted to make (or increase) dividends or distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Company or such Company Subsidiary to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code or applicable state Law;

(iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Company Equity Interests, except any Company OP Units in accordance with the terms of the Company Operating Partnership Agreement;

(v) (A) grant any Person any right or option to acquire any Company Equity Interests, (B) issue, deliver or sell any additional capital stock or other Company Equity Interests or (C) enter into any Contract with respect to the sale, voting, registration or repurchase of any capital stock or other Company Equity Interests; provided, however, that Company may issue Company Shares in connection with the redemption or exchange of any Company OP Units in accordance with the terms of the Company Operating Partnership Agreement; provided, further, Company Subsidiaries may issue equity solely to form special purpose entities that will be wholly owned directly or indirectly by Company as may be reasonably required for the completion of a Company Permitted Acquisition;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock, equity interests or assets) any real property, personal property (other than personal property at a total cost of less than $2,000,000 in the aggregate), non-performing loans, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof; provided, however, that the Company Operating Partnership and any wholly owned Subsidiary of Company or the Company Operating Partnership shall be permitted to acquire real property (via acquisition of the fee interest or the equity interest in the entity which owns the fee interest) in the ordinary course of business consistent with past practice with an aggregate value of up to $30,000,000 per month (each such acquisition, together with any other acquisitions identified on Section 6.1 of the Company Disclosure Letter, a “Company Permitted Acquisition”);

(vii) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any Company Owned Property or other tangible assets of Company or any Company Subsidiary, except (A) pledges and encumbrances on Company Owned Property in the ordinary course of business consistent with past practices and that would not be material to any Company Owned Property, and (B) with respect to any tangible property or assets with a net book value of less than $20,000,000 per month in the aggregate;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness or other debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than Indebtedness of the Company Operating Partnership or a wholly owned Company Subsidiary or the Company Operating Partnership that is permitted hereunder), except (A) Indebtedness incurred under Company’s existing revolving credit facilities for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted under this Agreement) in an aggregate amount not to exceed $100,000,000 per quarter, or (B) unsecured, unsubordinated Indebtedness to or among Company and Company Subsidiaries in the ordinary course of business consistent with past practice;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Company, the Company Operating Partnership or a wholly owned Subsidiary of Company or the Company Operating Partnership to Company, the Company Operating Partnership or a wholly owned Subsidiary of Company or the Company Operating Partnership, (B) loans or advances required to be made under any of the existing Company Leases, Company Residential Leases or ground leases affecting the Company Properties, or (C) loans or advances to non-affiliate borrowers in the ordinary course of business with a principal amount of up to $1,000,000 (any such loan also constituting a Company Permitted Acquisition);

(x) enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of such existing Company Material Contract that occur automatically without any action by Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage, deed of trust, deed to secure debt, similar agreement, or related agreement to which Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided, however, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect Company, any Company Subsidiary or Parent in any material respect, (C) as necessary to comply with the terms of this Agreement or (D) modifications, amendments, terminations, waivers, releases, compromises or assignments of rights or claims, in each case that are not material and are made in the ordinary course of business and consistent with past practices;

(xi) waive, release, assign, commence, settle or compromise any pending or threatened Legal Proceeding (A) of or against Company or Company Subsidiaries or (B) involving any present, former or purported holder or group of holders of Company Shares or Company OP Units, that in the case of (A) or (B), (1) requires payment by Company of an amount in excess of $1,000,000 in the aggregate or that would require the issuance of any Company Shares, (2) entails the incurrence of any obligation or liability of Company in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of Company or Company Subsidiaries, or (3) imposes any non-monetary relief or an admission of liability or wrong doing or that would result in any supplement, modification to or amendment of the terms of (a) any agreement or document relating to the Transactions to which neither the Parent nor any of its affiliates is a party or (b) any Company Material Contract that would not otherwise be permitted pursuant to sub-clause (x) of this Section 6.1(b);

(xii) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof concurred with by Company’s independent auditors) or make any material change to its methods of accounting in effect at December 31, 2014, except as required by a change in GAAP (or any interpretation thereof concurred with by Company’s independent auditors) or in applicable Law, or make any change with respect to accounting policies, unless required by GAAP;

(xiii) enter into any new line of business;

(xiv) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xv) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xvi) except as otherwise required pursuant to any written agreement or Company Benefit Plan as in existence on the date hereof or as otherwise required hereunder, (A) hire or terminate (other than termination for cause) any employee, officer, executive officer or director of Company or any Company Subsidiary or promote or appoint any Person to a position of executive officer or director of Company or any Company Subsidiary, (B) increase, or accelerate the vesting or payment of, compensation or other benefits payable or provided to Company’s directors or executive officers, or (C) enter into, materially amend or adopt any Benefit Plan; provided, however, that clauses (A) through (C) above shall not restrict Company or any of its Subsidiaries from (1) awarding annual performance-related merit increases in base salaries made in the ordinary course of business to executive officers of Company by an amount that in the aggregate does not exceed 5% of such officers’ current aggregate annual base salaries, (2) awarding annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all employees other than executive officers of Company by an amount that in the aggregate does not exceed 5% of such employees’ current aggregate annual base salaries and base wages, (3) increasing annual bonus opportunities made in the ordinary course of business consistent with past practice, or (4)

entering into or making available to newly hired employees (not including executive officers) or to employees (not including executive officers) in the context of promotions based on job performance or workplace requirements, including replacement of an open position, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees (not including executive officers) in similar positions;

(xvii) take or fail to take any action, which action or failure would reasonably be expected to cause (A) Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (x) a partnership or disregarded entity for United States federal income tax purposes or (y) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) (A) make, change or rescind any material election relating to Taxes, (B) change a material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (E) enter into any material closing agreement related to Taxes, or (F) knowingly surrender any right to claim any material Tax refund, or (G) give or request any waiver of a statute of limitation with respect to any material Tax Return, except in each case as reasonably necessary to (1) comply with Law or (2) (x) preserve Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with a Company Permitted Acquisition or the Company Reorganization;

(xx) amend or modify the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 3.25 of the Company Disclosure Letter, in a manner adverse to Company, any Company Subsidiary or Parent, or engage other financial advisers in connection with the Transactions;

(xxi) other than as permitted by clause (vi) above, make or commit to make any recurring capital expenditures that are in excess of $17,000,000 per quarter in the aggregate;

(xxii) take any action under the Company Governing Documents, the Company OP Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Shares or the Company OP Units with respect to the Merger or the other Transactions; or

(xxiii) authorize, or enter into any contract, agreement or binding commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board of Directors, upon advice of counsel to Company, is reasonably necessary for Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, including making dividend or other distribution payments to stockholders of Company in accordance with this Agreement or otherwise. If Company proposes to take any such action, it shall notify Parent as soon as reasonably practicable prior to the taking of such action.

Section 6.2 Conduct of Business by Parent Pending the Closing.

(a) Parent agrees that during the Interim Period, except as set forth in Section 6.2 of the Parent Disclosure Letter, as expressly permitted by this Agreement (including with respect to the Manager Contribution or the Merger), as may be required by applicable Law or as consented to in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants, employees and business associates in all material respects and maintain the status of Parent as a REIT and each Parent Subsidiary as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, as applicable, and provided, that notwithstanding anything to the contrary in this Section 6.2, Parent or any Parent Subsidiary may effect one (1) securitization on customary terms in an amount not to exceed $625,000,000 (the “Parent New Securitization”).

(b) Without limiting the generality of clause (a) above, and except as set forth in Section 6.2 of the Parent Disclosure Letter, as permitted by this Agreement, as required by Law or as consented to in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Parent shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(i) amend its charter, bylaws or equivalent organizational documents;

(ii) adjust, split, combine, subdivide or reclassify any shares of capital stock or other Parent Equity Interests;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other Parent Equity Interests, except for (A) the declaration and payment by Parent of quarterly dividends in accordance with past practice for the period up to the Closing Date (including the portion of any month in which the Closing occurs) in an amount not to exceed $0.20 per Parent Common Share per quarter, (B) the declaration and payment of dividends or other distributions by the Parent Operating Partnership in an amount not to exceed $0.20 per Parent OP Unit per quarter, and (C) dividends or other distributions by any Parent Subsidiary (other than by the Parent Operating Partnership), in accordance with the terms of the organizational documents of such Parent Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, Parent and any Parent Subsidiary shall be permitted to make (or increase) dividends or distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code or applicable state Law and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code or applicable state Law;

(iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Parent Equity Interests, except any Parent OP Units in accordance with the terms of the Parent Operating Partnership Agreement;

(v) (A) grant any Person any right or option to acquire any Parent Equity Interests, (B) issue, deliver or sell any additional capital stock or other Parent Equity Interests or (C) enter into any Contract with respect to the sale, voting or registration of any capital stock or other Parent Equity Interests; provided, however, that Parent may issue Parent Common Shares upon the vesting or exercise of any Parent Equity Awards outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof; provided, further, Parent Subsidiaries may issue equity solely to form special purpose entities that will be wholly owned directly or indirectly by Parent as may be reasonably required for the completion of a Parent Permitted Acquisition;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock, equity interests or assets) any real property, personal property (other than personal property at a total cost of less than $2,000,000 in the aggregate), non-performing loans, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof; provided, however, that any wholly owned Parent Subsidiary shall be permitted to acquire real property (via acquisition of the fee interest or the equity interest in the entity which owns the fee interest) in the ordinary course of business consistent with past practice with an aggregate value of up to $30,000,000 per month (each such acquisition, together with any other acquisitions identified on Section 6.2 of the Parent Disclosure Letter, a “Parent Permitted Acquisition”);

(vii) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any Parent Owned Property or other Parent tangible assets of Parent or any Parent Subsidiary, except (A) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would not be material to any Parent Owned Property, and (B) with respect to any tangible property or assets with a net book value of less than $20,000,000 per month in the aggregate;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness or other debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness under Parent’s existing revolving credit facilities for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted under this Agreement) in an aggregate amount not to exceed $100,000,000 per quarter, or (B) unsecured, unsubordinated Indebtedness to or among Parent and Parent Subsidiaries in the ordinary course of business consistent with past practice;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Parent or a wholly owned Parent Subsidiary to Parent or a wholly owned Parent Subsidiary, (B) loans or advances required to be made under any of the existing Parent Leases, Parent Residential Leases or ground leases affecting the Parent Properties, or (C) loans or advances to non-affiliate borrowers in the ordinary course of business with a principal amount of up to $1,000,000 (any such loan also constituting a Parent Permitted Acquisition);

(x) enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date hereof, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of such existing Parent Material Contract that occur automatically without any action by Parent or any Parent Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage, deed of trust, deed to secure debt, similar agreement, or related agreement to which Parent or any Parent Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided, however, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect Parent, any Parent Subsidiary or Company in any material respect, (C) as necessary to comply with the terms of this Agreement or (D) modifications, amendments, terminations, waivers, releases, compromises or assignments of rights or claims, in each case that are not material and are made in the ordinary course of business and consistent with past practices;

(xi) waive, release, assign, commence, settle or compromise any pending or threatened Legal Proceeding (A) of or against Parent or Parent Subsidiaries or (B) involving any present, former or purported holder or group of holders of the Parent Common Shares, that in the case of (A) or (B), (1) requires payment by Parent of an amount in excess of $1,000,000 in the aggregate or that would require the issuance of any Parent Common Shares, (2) entails the incurrence of any obligation or liability of Parent in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of Parent or Parent

Subsidiaries, (3) imposes any material non-monetary relief or an admission of material liability or wrong doing or that would result in any supplement, modification to or amendment of the terms of (a) the Contribution Agreement or any agreement or document relating to the Transactions of which neither the Company, any Company Investor nor their respective affiliates is party or (b) any Parent Material Contract that would not otherwise be permitted pursuant to sub-clause (x) of this Section 6.2(b);

(xii) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof concurred with by Parent’s independent auditors) or make any material change to its methods of accounting in effect at December 31, 2014, except as required by a change in GAAP (or any interpretation thereof concurred with by Parent’s independent auditors) or in applicable Law, or make any change with respect to accounting policies, unless required by GAAP or the SEC or disclosed in any Parent SEC Document filed prior to the date hereof;

(xiii) enter into any new line of business;

(xiv) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xv) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Parent or any Parent Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xvi) except as otherwise required pursuant to any written agreement or Benefit Plan as in existence on the date hereof or as otherwise required hereunder, (A) hire or terminate (other than termination for cause) any employee, officer, executive officer or director of Parent or any Parent Subsidiary or promote or appoint any Person to a position of executive officer or director of Parent or any Parent Subsidiary, (B) increase, or accelerate the vesting or payment of, compensation or other benefits payable or provided to Parent’s directors or executive officers, or (C) enter into, materially amend or adopt any Benefit Plan; provided, however, that clauses (A) through (C) above shall not restrict any payment permitted by Section 4.01(k) of the Contribution Agreement;

(xvii) take or fail to take any action, which action or failure would reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (x) a partnership or disregarded entity for United States federal income tax purposes or (y) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii)(A) make, change or rescind any material election relating to Taxes, (B) change a material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (E) enter into any material closing agreement related to Taxes, (F) knowingly surrender any right to claim any material Tax refund, or (G) give or request any waiver of a statute of limitation with respect to any material Tax Return, except in each case as reasonably necessary to (1) comply with Law or (2) (x) preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with a Parent Permitted Acquisition;

(xx) amend or modify the engagement letters entered into with the Parent Financial Advisor or the Persons listed on Section 5.26 of the Parent Disclosure Letter, in a manner adverse to Parent, any Parent Subsidiary or Company, or engage other financial advisers in connection with the Transactions;

(xxi) other than as permitted clause (vi) above, make or commit to make any recurring capital expenditures that are in excess of $15,000,000 per quarter in the aggregate;

(xxii) take any action under the Parent Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Parent Common Shares with respect to the Merger or the other Transactions; or

(xxiii) authorize, or enter into any contract, agreement or binding commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board of Trustees, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, including making dividend or other distribution payments to shareholders of Parent in accordance with this Agreement or otherwise. If Parent proposes any such action, it shall notify Company as soon as reasonably practicable prior to the taking of such action.

Section 6.3 No Solicitation; Change in Recommendation.

(a) Except as otherwise expressly provided in this Section 6.3, during the Interim Period, neither Parent nor Company shall, and each of Parent and Company shall cause each of its Subsidiaries and shall instruct its and their respective Representatives (including, with respect to Parent, Manager and its Representatives) not to, directly or indirectly, (i) (x) enter into, engage in or otherwise participate in any discussions or negotiations relating to, (y) furnish to any Person (other than Parent, Company and their subsidiaries and affiliates) any information regarding Company or Parent or their respective Subsidiaries or their respective businesses’

assets and liabilities or any of the Transactions to any third person in connection with, or for the purpose of facilitating, any inquiries, proposals, or offers that would constitute or may reasonably be expected to lead to, or (z) initiate, solicit or knowingly encourage or facilitate any inquiry, proposal, offer, contract or commitment (whether binding or non-binding) for, or take any other action designed to facilitate any inquiry, proposal or offer, that would constitute or may reasonably be expected to lead to, a Competing Proposal, (ii) enter into any Contract (including any letter of intent or agreement in principle) with respect to a Competing Proposal (each, a “Competing Acquisition Agreement”), (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (provided, however, that notwithstanding anything contained herein to the contrary, if the Parent Board of Trustees determined after consultation with legal counsel, that not doing so would be inconsistent with its duties as trustees under applicable law, Parent may waive any provision of any standstill or confidentiality that prohibits a confidential proposal being made to the Parent Board of Trustees (directly or indirectly through the Parent’s Representatives)) so long as (A) such waiver, amendment or release is limited only to permitting such a confidential proposal and (B) Parent promptly notifies Company of the granting such waiver, amendment or release prior thereto, or (iv) agree, approve, recommend or propose to do any of the foregoing.

(b) Promptly following the execution of this Agreement, each of Company and Parent shall, and shall cause each of their Subsidiaries (including, with respect to Parent, Manager and its Representatives) and instruct its and their respective Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons with respect to any Competing Proposal, use reasonable best efforts to take such reasonable action as is necessary to enforce any confidentiality or standstill or provisions of similar effect to which Company or Parent, as applicable, or any of their Subsidiaries is a party or of which Company or Parent, as applicable, or any of their Subsidiaries is a beneficiary, and use reasonable best efforts to cause any such Person to promptly return and/or destroy all confidential information concerning Company or Parent, as applicable, and its Subsidiaries previously furnished to any Person in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or any of their respective Representatives.

(c) Notwithstanding anything to the contrary contained herein, if (i) at any time on or after the date hereof and prior to obtaining the Parent Shareholder Approval, Parent or any of its Representatives receives a bona fide written Competing Proposal from any Person or group of Persons, which Competing Proposal was made on or after the date hereof and was not solicited in, and did not otherwise result from, any breach of this Section 6.3 and (ii) the Parent Board of Trustees determines in good faith, after consultation with outside legal counsel and a financial advisor, that (A) such Competing Proposal constitutes or is reasonably expected to lead to a Superior Proposal and (B) its failure to take such action would be inconsistent with its duties as trustees under applicable Law, then Parent and its Representatives may, after notifying Company in writing of such determination (1) furnish, pursuant to an Acceptable Confidentiality Agreement to which Parent and the applicable person or persons making such Competing Proposal (and entered into prior to furnishing or communicating any information) are party, information (including non-public information) with respect to Parent and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided, however, that Parent shall (x) provide the Company a copy of the Acceptable Confidentiality Agreement upon entering therein and (y) promptly (and in any event, within twenty-four (24) hours) provide to Company any material non-public information concerning Parent or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Company or its Representatives, and (2) engage in or otherwise participate in discussions or negotiations with respect to such Competing Proposal with the Person or group of Persons making such Competing Proposal. Parent shall promptly (and in any event, within twenty-four (24) hours) notify Company after it or any of its Subsidiaries or any of their respective Representatives has received a Competing Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations with Parent relating to a possible Competing Proposal or the initial request for non-public information concerning Parent or any of its Subsidiaries. Such notice to Company shall indicate the identity of the Person making such request and include the material terms and conditions of such Competing Proposal inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence).

(d) Following the date hereof, Parent shall keep Company reasonably informed orally and in writing on a current basis (and in any event, within one (1) business day) of any material developments, discussions or negotiations regarding any Competing Proposal (whether made before or after the date hereof) including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of Company shall apprise Company of the status and details of such Competing Proposal. Parent agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits Parent from providing any information to Company in accordance with, or from otherwise complying with the terms of, this Section 6.3.

(e) Except as expressly permitted by this Section 6.3(e) or Section 6.3(f) neither the Parent Board of Trustees nor any committees thereof shall (i) (A) fail to recommend to the Parent Shareholders that the Parent Shareholder Approval in full be given or fail to include the Parent Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to the Company or the Company Investors, modify the Parent Board Recommendation in whole or in part or the determination of the advisability to the Parent Shareholders of the Merger and other Transactions or make any other public statement in connection with the Parent Shareholder Meeting by or on behalf of the Parent Board of Trustees or a committee thereof that would reasonably be expected to have the same effect of the foregoing, (C) adopt, approve or recommend, or publicly propose to approve or recommend to the Parent Shareholders a Competing Proposal, (D) fail to recommend against any pending tender or exchange offer that constitutes a Competing Proposal within ten (10) business days after it is launched or (E) fail within three (3) business days of a request by the Company, to reaffirm the Parent Board Recommendation without qualification (provided, that Parent Board of Trustees or a committee thereof shall not be obligated to do so on more than three (3) occasions with respect to a Competing Proposal with each material modification thereof (including any change in consideration) being a new Competing Proposal for such purpose (it being understood that, in each case, Parent stating that it is continuing to negotiate with the Person that made such Competing Proposal shall not in and of itself constitute an Adverse Recommendation Change) (each of the actions described in this clause (i) being referred to as an “Adverse Recommendation Change”), (ii) authorize, cause or permit Company or Parent or any of their respective Subsidiaries to enter into any Competing Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or (iii) take any action pursuant to Section 9.1(e). Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, but not after, the Parent Board of Trustees may make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 9.1(e) and enter into a Competing Acquisition Agreement with respect to a Competing Proposal, if and only if Parent receives a Competing Proposal that was not solicited in, and did not otherwise result from, breach by Parent of this Section 6.3 and that the Parent Board of Trustees determines in good faith, after consultation with outside legal counsel and after obtaining and taking into account the advice of Parent’s financial advisor, constitutes a Superior Proposal; provided, however, that in order to make an Adverse Recommendation Change or terminate this Agreement to enter into a Competing Acquisition Agreement with respect to a Superior Proposal:

(i) the Parent Board of Trustees shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the trustees’ duties as a trustee under applicable Law;

(ii) Parent shall have given Company at least five (5) business days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(e), which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the current drafts of all material agreements between Parent and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by Parent of such notice shall not in and of itself constitute an Adverse Recommendation Change);

(iii) Parent shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Company during such notice period, to the extent Company wishes to negotiate; and

(iv) following the end of such notice period, the Parent Board of Trustees shall have considered in good faith any proposed revisions, modifications or adjustments to this Agreement and for the Transactions proposed by Company, and shall have determined (after taking into account any such proposed revisions, modifications or adjustments), after consultation with its outside legal counsel and after obtaining and taking into account the advice of Parent’s financial advisor that (x) such Superior Proposal giving rise to the notice in sub-clause (e)(ii) above continues to constitute a Superior Proposal and (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the trustees’ duties under applicable law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Parent shall, in each case, have delivered to Company an additional notice consistent with that described in clause (ii) above and the notice period shall have recommenced (in which case such notice period shall be for three (3) business days instead of five (5) business days); provided, further, that any purported termination of this Agreement pursuant to this Section 6.3(e) shall be void and of no force and effect, unless Parent termination is in accordance with Section 9.1(e) and Parent pays, or causes to be paid, the Termination Payment in full to the Company Operating Partnership or such other Person designated by Company in accordance with Section 9.2(c) prior to or concurrently with such termination.

(f) Nothing in this Section 6.3 shall prohibit or restrict the Parent Board of Trustees, in circumstances not involving or relating to (i) an alternative transaction with respect to Manager or the Manager Contribution or (ii) a Competing Proposal and to the extent a Competing Proposal has not been publicly disclosed, announced or otherwise made public, from effecting an Adverse Recommendation Change; provided, that, in order to make such Adverse Recommendation Change, (x) the Parent Board of Trustees determines in good faith, after consultation with its financial advisor and outside legal counsel, that it is necessary to do so in order to comply with its duties as trustees under applicable Law and (y) the provisions in Section 6.3(e)(ii) through (iv) shall apply, mutatis mutandis.

(g) Nothing in this Section 6.3 shall prohibit the Parent Board of Trustees from: (i) taking and disclosing to the shareholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to Parent’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any other disclosure required under applicable Law and any disclosure referred to in clauses (i), (ii) or (iii) shall be deemed not to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Parent Board Recommendation without any modification or qualification thereof or continues the prior recommendation of the Parent Board of Trustees, and (B) does not contain either an express Adverse Recommendation Change or any other statements by or on behalf of the Parent Board of Trustees which would reasonably be expected to have the same effect as an Adverse Recommendation Change.

(h) (i) Each of Company and Parent acknowledges and agrees that any violation of the restrictions set forth in this Section 6.3 by any of its respective Subsidiaries or its or its respective Subsidiaries’ Representatives, for these purposes as if such Representatives are subject to the same restrictions and obligations as those applicable to Company and Parent or its respective Subsidiaries, shall be deemed to be a breach by Company or Parent, respectively, of this Section 6.3 and (ii) Parent acknowledges and agrees that any violation of the restrictions set forth in this Section 6.3 by Manager, its Subsidiaries and Representatives, for these purposes as if Manager, its Subsidiaries and Representatives are subject to the same restrictions and obligations as those applicable to Parent, shall be deemed to be a breach by Parent of this Section 6.3.

(i) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition, sale, lease, exchange, mortgage, pledge, license transfer or other disposition, directly or indirectly, of assets of Parent or Company or any of their Subsidiaries equal to twenty (20) percent or more of Company’s or Parent’s consolidated assets or to which twenty (20) percent or more of Company’s or Parent’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of twenty (20) percent or more of the outstanding Company Shares, Company OP Units or Parent Common Shares or Parent OP Units, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty (20) percent or more of the outstanding Company Shares, Company OP Units or Parent Common Shares or Parent OP Units, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or Parent or any of their respective Subsidiaries, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings, outstanding Company Shares, Company OP Units, Parent Common Shares or Parent OP Units is involved twenty (20) percent or more, in each case, other than the Transactions.

(j) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal arising after the date of this Agreement that was not the result of a breach by Parent of this Section 6.3 and that the Parent Board of Trustees has determined, after consulting with Parent’s outside legal counsel and financial advisor is reasonably likely to be consummated in accordance with its terms and that if consummated, and taking into account all financial, legal, regulatory and any other aspects of the transaction described in such Competing Proposal, would result in a transaction more favorable to Parent’s shareholders from a financial point of view than the Merger and the other Transactions (including any bona fide written revisions to the terms of this Agreement proposed by Company in response to such proposal or otherwise), which Competing Proposal, if consummated, would provide for a combination, acquisition or sale, directly or indirectly, involving (i) fifty (50) percent or more of Parent’s consolidated assets or assets to which fifty (50) percent or more of Parent’s revenues or earnings on a consolidated basis are attributable, or (ii) fifty (50) percent or more of the outstanding Parent Common Shares or Parent OP Units.

Section 6.4 Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the SEC, the Proxy Statement. Company shall furnish all information concerning itself, its affiliates and the holders of its capital stock to Parent and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Parent shall promptly notify Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and promptly advise Company of any oral comments with respect to the Proxy Statement received from the SEC. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Proxy Statement and have such comment cleared by the SEC as promptly as practicable. Notwithstanding the foregoing, prior to filing (including with respect to the preliminary Proxy Statements), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Company (as applicable) and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable changes provided by the other Party. Parent shall also use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger and Company shall furnish all information concerning Company and Company Investors as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Parent Shareholder Approval, any information relating to Company or Parent, or any of their respective affiliates, should be discovered by Company or Parent which, in the reasonable judgment of Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and Company (as appropriate under the circumstances) and Parent shall cooperate in the prompt filing by Parent with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Parent. Nothing in this Section 6.4(b) shall limit the obligations of any Party under Section 6.4(a). For purposes of this Section 6.4, any information concerning or, by its nature, related to Company or its affiliates will be deemed to have been provided by Company, and any information concerning or related to the Transactions (other than any information regarding the transactions effecting the Company Reorganization), Parent, its affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting solely for the purpose of obtaining the Parent Shareholder Approval (and no other matters shall be submitted at such meeting unless consented to by the Company in its sole discretion). Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as practicable. Parent shall, through the Parent Board of Trustees, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board of Trustees shall have made an Adverse Recommendation Change as permitted by Section 6.3; provided, however, that Parent’s obligation to duly call, give notice of, convene and hold the Parent Shareholder Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 6.4(c), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Company may require Parent, and Parent shall have the right, to adjourn or postpone the Parent Shareholder Meeting (provided, however, that the Parent Shareholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, the Parent Shareholder Meeting may not be postponed or adjourned on the date the Parent Shareholder Meeting is scheduled if Parent shall have received proxies in respect of an aggregate number of Parent Common Shares, which have not been withdrawn, such that Parent Shareholder Approval will be obtained at such meeting.

(d) Parent will use its reasonable best efforts to hold the Parent Shareholder Meeting as soon as reasonably practicable after the date of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Access; Confidentiality; Notice of Certain Events.

(a) During the Interim Period, to the extent permitted by applicable Law and Contracts, and subject to the reasonable protocols imposed from time to time upon advice of counsel, each of Parent and Company shall, and shall cause each Parent Subsidiary and Company Subsidiary, respectively, to afford to the other Party and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Parent and Company shall, and shall cause each Parent Subsidiary and Company Subsidiary, respectively, to, furnish all information in its possession (financial or otherwise) concerning its business, properties and personnel such other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither Parent nor Company shall be required by this Section 7.1 to provide the other Party or the Representatives of the other Party with access to or to disclose information, (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement and disclosed to the other Party hereto or entered into on or after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or duty (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). Each of Parent and Company will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of Parent and Company will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) Company shall give prompt notice to Parent, and Parent shall give prompt notice to Company, (i) of any notice or other communication received by such Party (A) from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, or (C) of any written notice received from any Person in connection with (1) any material violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract or Parent Material Contract, or (2) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any Person under any Company Material Contract, Company Lease, Company Residential Lease, Parent Material Contract, Parent Lease or Parent Residential Lease, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any Company Subsidiary or Parent Subsidiary, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VIII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VIII.

Section 7.2 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Company and Parent shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper and advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) the preparing and filing of all documentation to effect all required filings, notices, petitions, statements, registrations, submissions and applications and the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid Legal Proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, or the other Transactions, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger and the other Transactions so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of Parent and Company shall give (or shall cause to be given) any notices to any Person, and each of Parent and Company shall use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 7.2(a) that are necessary, proper and advisable to consummate the Merger and the other Transactions. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 7.2(b) shall not be a condition to the obligations of the Parties to consummate the Merger.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger and the other Transactions, none of Company or any Company Subsidiaries, Parent or any Parent Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person, in each case that is not conditioned upon the occurrence of the Closing. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The Parties acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any Party to effect the Merger.

Section 7.3 Publicity. The initial press release issued by Parent and Company concerning this Agreement and the other Transactions shall be a joint press release, and thereafter Parent and Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, duties under applicable Law or by obligations pursuant to any listing agreement with the NYSE. Notwithstanding this Section 7.3, neither Party shall be required to consult or obtain the consent of the other Party (i) prior to making statements or issuing press releases relating to Competing Proposals subject, however, to compliance with the provisions of Section 6.3 of this Agreement, (ii) in the case of the Company, any statement or press release issued by the Company in response to any public statement or press release issued by Parent in accordance with Parents’ duties and requirements of disclosure as a public and listed company and with respect to which it did not consult with Company prior to the issuance and release thereof as permitted pursuant to the prior sentence and (iii) prior to making statements that are not inconsistent with previous press release, public disclosures or public statements made by Parent and Company in compliance with this Section 7.3.

Section 7.4 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall cause the Surviving Entity and the Parent Operating Partnership to honor and fulfill in all respects the respective obligations of Company to the extent permissible under applicable Law, under the Company Governing Documents (and/or Company OP Governing Documents, as the case may be), in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof previously made available to Parent (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents (and/or Company OP Governing Documents, as the case may be) Company Subsidiary Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time, including in connection with the adoption of this Agreement and approval of the Transactions.

(b) Without limiting the provisions of Section 7.4(a), for a period of six (6) years after the Merger Effective Time, Parent and the Surviving Entity shall, and Parent shall cause the Surviving Entity (in each case, only to the extent the Covered Persons would be permitted to be indemnified by Company or any Company Subsidiary under the Company Governing Documents (and/or the Company OP Governing Documents, as the case may be) or the Company Subsidiary Governing Documents and applicable Law), to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, the Surviving Entity or the Parent Operating Partnership (1) shall be liable for any settlement effected without at least one such Person’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (2) shall have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification and expense reimbursement is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent, the Surviving Entity or the Parent Operating Partnership, as applicable, the amount of all such expenses theretofore advanced pursuant hereto.

(c) For a period of six (6) years after the Merger Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, however, that Parent may substitute therefor policies written by carriers with A.M. Best ratings no lower than the existing policies, providing at least the same coverage and amounts and containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Merger Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if Company in its sole discretion elects, then, in lieu of the foregoing insurance, effective as of the Merger Effective Time, Company may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Merger Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable, as provided in Company’s existing policies as of the date hereof.

(d) In the event Parent, the Surviving Entity or the Parent Operating Partnership or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.4.

(e) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 7.4, and this Section 7.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of each of the Covered Persons (including their successors and heirs) affected thereby.

Section 7.5 Takeover Statutes. The Parties and their respective boards of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger, the Manager Contribution or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger, the Manager Contribution and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or Section 7.2 of Parent’s Declaration of Trust or of Company charter (collectively the “Charter Restrictions”) on the Merger, the Manager Contribution and the other Transactions. No Party shall take any action to exempt any Person (other than the other Parties or their respective affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger, the Manager Contribution or any of the other Transactions or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person, except, in the case of Parent, in connection with the concurrent termination of this Agreement and entry into a Competing Acquisition Agreement that constitutes a Superior Proposal in accordance with Section 9.1(e).

Section 7.6 Rule 16b-3. Prior to the Merger Effective Time, Company and Parent, as applicable, shall take all such steps to cause any dispositions of Company Shares (including derivative securities) or acquisitions of Parent Common Shares (including derivative securities) resulting from the Merger, the Manager Contribution and the other Transactions by each individual who is a director or officer of Company or who will become a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the other Party’s operations prior to the Merger Effective Time (with respect to Company, Company Operating Partnership, Parent and Parent Operating Partnership), and (b) prior to the Merger Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.8 Security Holder Litigation. In the event that any Legal Proceeding related to this Agreement, the Merger, the Manager Contribution or the other Transactions is brought against Company and/or Parent or any of their respective Subsidiaries, officers, directors and/or Representatives by security holders of Company or Parent or any of their respective Subsidiaries (a “Security Holder Litigation”), the Party against whom such Security Holder Litigation is brought shall promptly notify the other Party of such Legal Proceeding and shall keep the other Party informed on a current basis with respect to the status thereof. The Party against whom such Security Holder Litigation is brought shall give the other Party the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such Legal Proceeding, and no settlement thereof shall be agreed to without such other Party’s written consent.

Section 7.9 Director Resignations. Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director of Company, Company Operating Partnership and each of their wholly owned Subsidiaries in office immediately prior to the Merger Effective Time, such resignations to be effective as of the Merger Effective Time, as applicable.

Section 7.10 Tax Matters.

(a) Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(c), (ii) deliver to Clifford Chance US LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Company, containing representations of Company reasonably necessary or appropriate to enable Clifford Chance US LLP to render the tax opinion described in Section 8.2(c) and (iii) deliver to Clifford Chance US LLP and Sidley Austin LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Company and Company Operating Partnership, containing representations of Company and Company Operating Partnership reasonably necessary or appropriate to enable Clifford Chance US LLP and Sidley Austin LLP to render the tax opinions described in Section 8.2(d) and Section 8.3(e).

(b) Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.3(d), (ii) deliver to Sidley Austin LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Parent and Parent Operating Partnership, containing representations of Parent and Parent Operating Partnership reasonably necessary or appropriate to enable Sidley Austin LLP to render the tax opinion described in Section 8.3(d), and (iii) deliver to Clifford Chance US LLP and Sidley Austin LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Parent and Parent Operating Partnership, containing representations of Parent and Parent Operating Partnership reasonably necessary or appropriate to enable Clifford Chance US LLP and Sidley Austin LLP to render the tax opinions described in Section 8.2(d) and Section 8.3(e).

(c) Parent and Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

(d) Each of Parent and Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent or Company shall take any action, or fail to take any action, that would reasonably be expected to cause either of the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(e) At any time while Colony Capital, Inc. (“CLNY Investor”) owns, directly or indirectly, greater than ten (10) percent of Parent, Parent shall deliver to CLNY Investor, by e-mail of a pdf with a hard-copy to follow, an opinion of tax counsel to Parent (“Tax Counsel”), as soon as practicable, but in any event within 25 days after the last day of each quarter of each taxable year of Parent, stating that Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years, and Parent’s current organization and proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code for its current and subsequent taxable years. Such opinion may be subject to customary exceptions, assumptions and qualifications and rely on a tax representation letter, an executed copy of which shall also be delivered to CLNY Investor as provided in the preceding sentence. CLNY Investor and Parent shall each bear fifty (50) percent of the cost of Tax Counsel’s preparation of any such opinion. Counsel to CLNY Investor shall be entitled to rely upon any opinion delivered to CLNY Investor pursuant to this Section 7.10(e) solely for purposes of issuing opinions with respect to the qualification of CLNY Investor as a REIT and Tax Counsel shall give written consent allowing such counsel to reference Tax Counsel’s opinion when referring to CLNY Investor counsel’s opinion in securities filings of CLNY Investor.

Notwithstanding the foregoing, to the extent that Parent has received an Exhibit 8.1 opinion publicly filed with the SEC with regard to its qualification as a REIT within 25 days after the last day of a calendar quarter, Tax Counsel may, in lieu of issuing the opinion described in the first sentence of this Section 7.10(e), instead issue to CLNY Investor a letter permitting CLNY Investor to rely on such Exhibit 8.1 opinion together with a copy of the executed tax representation letter on which such Exhibit 8.1 opinion relied, without any cost to CLNY Investor, In addition, at any time while CLNY Investor has one or more classes of securities registered pursuant to the Securities Exchange Act of 1934, as amended, and owns, directly or indirectly, greater than ten (10) percent of Parent, Parent shall deliver to CLNY Investor, such information or documentation as may be required, in the reasonable judgment of CLNY Investor, to satisfy or demonstrate compliance with any legal, regulatory or disclosure obligation it has under the Federal Securities laws or otherwise.

Section 7.11 Parent Board of Trustees and Officers; Manager Contribution Oversight Committee; Merger Oversight Committee.

(a) The Parent Board of Trustees shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Merger Effective Time, to (i) increase the number of trustees to twelve (12) and to cause the Company Designees, Parent Designees (each as defined below), Thomas J. Barrack, Jr. and Barry S. Sternlicht to compose the entire Parent Board of Trustees (such persons, and any replacement designees selected, the “Board Designees”), (ii) appoint Thomas J. Barrack, Jr. and Barry S. Sternlicht as Co-Chairmen of the Board and (iii) appoint the Board Designees so identified by the Company and Parent to the investment committee of the Board, a majority of which shall be comprised of Company Designees. In addition to Thomas J. Barrack, Jr. and Barry S. Sternlicht, the Board Designees shall include six (6) individuals designated by Company (the “Company Designees”) and four (4) individuals designated by Parent (the “Parent Designees”). A majority of the Board Designees shall be independent as determined under the applicable NYSE independence rules. If any of such persons is not able or willing to serve on the Parent Board of Trustees, as of the Merger Effective Time, Parent (in the case of any Board Designee initially designated by Parent) or Company (in the case of any Board Designee initially designated by Company) shall select, within a reasonable period of time prior to the Merger Effective Time, a replacement, and the Parent Board of Trustees shall, subject to approval of the Nominating and Corporate Governance Committee of the Parent Board of Trustees, appoint such replacement as a member of the Parent Board of Trustees, as of the Merger Effective Time. Effective as of the Merger Effective Time, the Parent Board of Trustees shall appoint as officers the individuals set forth on Exhibit G hereto of Parent with the respective offices set forth thereon. If any of such persons is not able or willing to serve as an officer of Parent as of the Merger Effective Time, Parent and Company shall select a replacement by mutual agreement, and the Parent Board of Trustees shall, subject to approval of the Nominating and Corporate Governance Committee of the Parent Board of Trustees, appoint such replacement to such office, as of the Merger Effective Time.

(b) Effective as of the Merger Effective Time, the Parent Board of Trustees shall (i) constitute a committee of the Parent Board of Trustees that is thereupon duly authorized and empowered to (x) make any determination or take any action, or refrain from making any determination or taking any action pursuant or with respect to, and (y) exercise any right of Parent or any Parent Subsidiary under or in connection with, the Contribution Agreement (the

“Manager Contribution Oversight Committee”); provided, however, that the Manager Contribution Oversight Committee may determine in its sole discretion whether any such provision, right or obligation shall be under the authority and supervision of such committee, and may redelegate any such determination in whole or in part to the Parent Board of Trustees or delegate to, in whole or in part, duly authorized members of management; and (ii) appoint (effective as of the Merger Effective Time) the individuals designated by the Company to the Manager Contribution Oversight Committee. If any additional individual is added to the Manager Contribution Oversight Committee or if any member thereof resigns or if any seat thereon is vacated for any other reason, the Parent Board of Trustees shall appoint to the Manager Contribution Oversight Committee persons who shall be both (x) a trustee of Parent at the time such vacancy is created, and (y) not a current or former director, manager, trustee or employee of, or a direct or indirect interest holder in Manager, or any affiliate of the foregoing.

(c) Effective as of the Merger Effective Time, the Parent Board of Trustees shall (i) constitute a committee of the Parent Board of Trustees that is thereupon duly authorized and empowered to (x) make any determination or take any action, or refrain from making any determination or taking any action pursuant or with respect to, and (y) exercise any right of Parent or any Parent Subsidiary under or in connection with, this Agreement (including with respect to any indemnification claims hereunder) or the Excluded Business Separation Agreement (the “Merger Oversight Committee”); provided, however, that the Merger Oversight Committee may determine in its sole discretion whether any such provision, right or obligation shall be under the authority and supervision of such committee, and may redelegate any such determination in whole or in part to the Parent Board of Trustees or delegate to, in whole or in part, duly authorized members of management; and (ii) appoint (effective as of the Merger Effective Time) the individuals designated by the Parent to the Merger Oversight Committee. If any additional individual is added to the Merger Oversight Committee or if any member thereof resigns or if any seat thereon is vacated for any other reason, the Parent Board of Trustees shall appoint to the Merger Oversight Committee persons who shall be both (x) a trustee of Parent at the time such vacancy is created and (y) was a trustee of Parent as of the date of this Agreement (or, if no such individual is available, another individual who is independent with respect to the Company Investors).

Section 7.12 Lock-Up. Until the nine- (9-) month anniversary of the Closing Date, all Parent Common Shares received as Merger Consideration, shall, at all times, be subject to the Transfer Restrictions (the “Lock-Up”); provided, that, in the event the term of the Lock-Up applicable to the equity securities issued in connection with the Contribution Agreement is reduced to a term of less than nine (9) months, the terms set forth in this Section 7.12 shall be reduced automatically to a term of equal duration.

Section 7.13 Company Reorganization.

(a) Company and Company Operating Partnership shall use their respective reasonable best efforts to, and each shall cause each of their respective controlled affiliates to use reasonable best efforts to, take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper and advisable to (i) maintain in effect the Excluded Business Separation Agreement, (ii) comply, or cause the compliance by each party thereto, with all the provisions of the Excluded Business Separation Agreement, (iii) satisfy, or cause the satisfaction by each of the parties thereto, of the conditions to the consummation of the Excluded Business Separation Agreement, (iv) consummate, and cause the consummation of, the Company Reorganization, including, for the avoidance of doubt, the Separation and Distribution (as defined in the Excluded Business Separation Agreement) of the Excluded Business (and any assets and liabilities relating thereto) contemplated by the Company Reorganization Step Plan and the documents and instruments entered into and/or delivered to effect the steps actions therein to be consummated immediately prior to the Closing and (v) enforce its (or any of its Subsidiaries’) rights and the obligations under the Excluded Business Separation Agreement, including, if necessary, by commencement of one or more Legal Proceedings to fully enforce the terms of the Excluded Business Separation Agreement. In no event shall Parent or any of its affiliates be obligated to take any action or agree to any modification, amendment or waiver to this Agreement, in order for Company and/or Company Operating Partnership to satisfy its obligations under this Section 7.13(a). Such Company and Company Operating Partnership’s reasonable best efforts shall not include, nor be deemed satisfied, in whole or in part, by requesting, causing or attempting to cause the Parent or its affiliates to take any such action or agreeing to any such modification, amendment or waiver.

(b) Neither Company nor any Company Subsidiary, shall, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), (i) agree to, enter into or otherwise permit any amendment, modification, supplement or waiver of any provision, term, condition or remedy to be made or effected under the Excluded Business Separation Agreement, including with respect to any term or provision therein that, by its terms, survives the consummation of the Separation and Distribution, or (ii) enter into any agreement or other arrangement that would have the effect of amending, modifying, supplementing or waiving any provision of the Excluded Business Separation Agreement (other than for any certificate or other document reasonably acceptable to Parent, as set forth elsewhere under this Agreement, entered into or delivered by Company or any Company Subsidiary, or the Excluded Business or any of its affiliates necessary to give effect to any provision of the Excluded Business Separation Agreement). Company shall fully cooperate with Parent in implementing the Company Reorganization and shall keep Parent reasonably updated on a prompt basis with respect thereto and provide Parent and its Representatives with a reasonable opportunity to review and comment on any Contract, document or instrument effecting any portion of the Company Reorganization and shall consider in good faith any of Parent’s or its representatives’ comments. If any portion of the Company Reorganization Step Plan cannot be completed, Company and the Company Investors shall use their best efforts to develop alternative steps to accomplish the same result, which alternative steps shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld or delayed.

(c) Without limiting the generality of the foregoing, prior to the Closing, Company shall give Parent prompt notice after first becoming aware of any (i) potential material breach, default or failure to perform (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to a material breach or default) by any party to the Excluded Business Separation Agreement, or (ii) event, fact or circumstance (other than by reason of Company’s good faith belief that Parent has breached this Agreement and such breach, if true, would reasonably be expected to result in the failure to satisfy any of the conditions set forth in Section 8.3), that would reasonably be expected to result in the failure of, or material delay in, the consummation of the Company Reorganization, including, for the avoidance of doubt, the Separation and Distribution.

Section 7.14 Manager Contribution.

(a) Parent and Parent Operating Partnership shall use their respective reasonable best efforts to, and each shall cause each of their respective controlled affiliates to use reasonable best efforts to, take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper and advisable to (i) maintain in effect the Contribution Agreement, (ii) comply, or cause the compliance by each party thereto, with all the provisions of the Contribution Agreement, (iii) satisfy, or cause the satisfaction by each of the parties thereto, of the conditions to the Contribution Agreement, (iv) consummate, and cause the consummation of, the Manager Contribution on the terms and conditions set forth in Contribution Agreement on the Closing Date immediately prior to the Closing hereunder, including by taking all necessary and appropriate action to timely satisfy, and cause each party thereto to timely satisfy, the conditions to closing thereunder and (v) enforce its (or any of its Subsidiaries’) rights, and Manager’s obligations, under the Contribution Agreement, including, if necessary, by commencement of one or more Legal Proceedings to fully enforce the terms of the Contribution Agreement. In no event shall the Company or any of its affiliates be obligated to take any action or agree to any modification, amendment or waiver to this Agreement in order for Parent and/or Parent Operating Partnership to satisfy its obligations under this Section 7.14(a). Such Parent and Parent Operating Partnership’s reasonable best efforts shall not include, nor be deemed satisfied, in whole or in part, by requesting, causing or attempting to cause the Company or its Affiliates to take any such action or agreeing to any such modification, amendment or waiver.

(b) Neither Parent nor any Parent Subsidiary, shall, without Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), (i) agree to, enter into or otherwise permit any amendment, modification, supplement or waiver of any provision, term, condition or remedy to be made or effected under the Contribution Agreement, including with respect to any term or provision therein that, by its terms, survives the consummation of the Manager Contribution, or (ii) enter into, agree to enter into or permit the entry into, in each case by any party thereto, any agreement or other arrangement that would have the effect of amending, modifying, supplementing or waiving any provision of the Contribution Agreement (other than for any certificate or other document reasonably acceptable to Company, as set forth elsewhere under this Agreement, entered into or delivered by Parent or any Parent Subsidiary, or Manager or any of its affiliates necessary to give effect to any provision of the Contribution Agreement).

(c) Without limiting the generality of the foregoing, prior to the Closing, Parent shall give Company prompt notice after first becoming aware of any (i) potential material breach, default or failure to perform (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to a material breach or default) by any party to the Contribution Agreement, or (ii) event, fact or circumstance (other than by reason of Parent’s good faith belief that Company has breached this Agreement and such breach, if true, would reasonably be expected to result in the failure to satisfy any of the conditions set forth in Section 8.2), that would reasonably be expected to result in the failure of, or material delay in, the consummation of the Manager Contribution.

Section 7.15 Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. During the Interim Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

Section 7.16 Surviving Operating Partnership Agreement.

(a) Each of Parent Operating Partnership and Parent shall use their respective reasonable best efforts to, and each shall cause each of their respective controlled affiliates to use reasonable best efforts to, take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper and advisable to execute and deliver to Company prior to the Merger Effective Time the Surviving Operating Partnership Agreement, such agreement to be effective as of the Merger Effective Time.

(b) Neither Parent nor any Parent Subsidiary (including the Parent Operating Partnership), shall, without Company’s prior written consent, (i) agree to, enter into or otherwise permit any amendment, modification, supplement or waiver of any provision or term under the Surviving Operating Partnership Agreement, including with respect to any term or provision therein that, by its terms, survives the consummation of the Manager Contribution, or (ii) enter into any agreement or other arrangement that would have the effect of amending, modifying, supplementing or waiving any provision of the Surviving Operating Partnership Agreement (other than for any certificate or other document reasonably acceptable to Company entered into or delivered by Parent or any Parent Subsidiary (including, the Parent Operating Partnership) or any of its affiliates necessary to give effect to any provision of the Surviving Operating Partnership Agreement).

Section 7.17 Termination of Related Party Agreements

(a) Except as set forth in Section 7.17 of the Company Disclosure Letter, Company shall cause all contracts (including, for the avoidance of doubt, the Company Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of Company or any Company Subsidiary, on the one hand, and the Company or any Company Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments by or on behalf of Company as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between Company and/or any entities that will remain Company Subsidiaries after the Closing.

(b) Except as set forth in Section 7.17 of the Parent Disclosure Letter, Parent shall cause all contracts (including, for the avoidance of doubt, the Parent Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of Parent or any Parent Subsidiary, on the one hand, and Parent or any Parent Subsidiary, on the other hand, to be settled or terminated on or prior to the

Closing, without any further obligations, liability or payments by or on behalf of Parent as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between Parent and/or any entities that will remain Parent Subsidiaries after the Closing.

Section 7.18 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued as Merger Consideration to be approved for listing on the NYSE, subject to official notice of issuance, at the Merger Effective Time.

Section 7.19 WARN Act Notice. Parent shall prepare and deliver, or cause to be prepared and delivered, any WARN Act notices as mutually agreed with Company.

Section 7.20 Parent Name. Prior to the Closing, the Parent Board of Trustees, in accordance with Article II of the declaration of trust of Parent, shall change the name of Parent effective as of the Merger Effective Time to such name as shall be mutually agreed by Parent and Company and, in accordance with MGCL Section 2-605, without any further action by any of the holders of Parent Common Shares.

Section 7.21 Coordination of Dividends. Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Company Shares so that holders of Company Shares (i) do not receive dividends on both Company Shares and Parent Common Shares received in the Merger in respect of a single calendar quarter or fail to receive a dividend on either Company Shares or Parent Common Shares received in the Merger in respect of a single calendar quarter or (ii) do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on Company Shares and a dividend permitted by the proviso to Section 6.2(b)(iii) on Parent Common Shares received in the Merger or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on Company Shares or a dividend permitted by the proviso to Section 6.2(b)(iii) on Parent Common Shares received in the Merger.

Section 7.22 Authorized Shares Issuance. Prior to the Closing, the Parent Board of Trustees, in accordance with Article VI of the declaration of trust of Parent, shall authorize the increase of the number of Parent Common Shares effective prior to the Merger Effective Time to the extent necessary to allow for, and take into account, the issuance of the Merger Consideration and the Share Issuance in accordance with MGCL Section 2-105, without any further action by any of the holders of Parent Common Shares.

Section 7.23 REIT Ownership Waiver. Prior to the Closing, the Parent Board of Trustees, in accordance with Section 7.2.7 of the declaration of trust of Parent, shall exempt from the ownership limitations set forth therein, any Company Investor, direct or indirect investor in a Company Investor or Designated Recipient to the extent the receipt of the Merger Consideration by such Person would result in such Person owning (constructively or beneficially) in excess of the amount permitted to be owned pursuant to such ownership limitations; provided, however, that any such Person delivers for this purpose to Parent a customary representation letter substantially in the form of Schedule V attached hereto; provided, further, that any such ownership waiver may be conditioned on the continued accuracy of such representation letter in order to protect the status of Parent as a REIT.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Company to the extent permitted by applicable Law:

(a) Parent Shareholder Approval. The Parent Shareholder Approval shall have been duly obtained.

(b) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which remains in effect and prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other Transactions and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Merger or the other Transactions.

(c) Manager Contribution. The Manager Contribution shall have been consummated in accordance with the Contribution Agreement.

Section 8.2 Conditions to Obligations of Parent, Parent Operating Partnership and Merger Sub. The respective obligations of Parent, Parent Operating Partnership and Merger Sub to effect the Merger shall also be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) Other than the Fundamental Representations, each of the representations and warranties (other than Section 3.8(b) (Absence of Certain Changes)) of Company, Company Subsidiaries and the Company Operating Partnership set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Fundamental Representations of the Company Investors shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) the representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and Parent shall have received a certificate signed by each Company Investor and on behalf of Company by a duly authorized executive officer of Company to the foregoing effect.

(b) Performance of Obligations of the Company Investors, Company and Company Operating Partnership. Each of the Company Investors, Company and Company Operating Partnership shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time; and Parent shall have received a certificate signed by each Company Investor and on behalf of Company by a duly authorized executive officer of Company to such effect.

(c) REIT Opinion. Parent shall have received a written opinion of Clifford Chance US LLP, tax counsel to Company, dated as of the Closing Date and in a form customary for transactions of this nature, to the effect that, commencing with Company’s short taxable year beginning July 16, 2012 and ended December 31, 2012, Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled Company to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 7.10(a).

(d) Section 368 Opinion. Parent shall have received a written opinion of Sidley Austin LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Sidley Austin LLP may rely upon the tax representation letter described in Section 7.10(a) and Section 7.10(b).

(e) Company Reorganization. The Company Reorganization shall have been consummated by Company in accordance with Section 7.13.

(f) Excluded Business Separation Agreement. In accordance with the Separation and Distribution Agreement, dated as of the date hereof, by and among Colony American Finance REI, Inc., a Maryland corporation, Colony American Finance, LLC, a Delaware limited liability company, Company, CAH Subsidiary REIT, Inc., a Maryland corporation, and the Company Stockholders (the “Excluded Business Separation Agreement”), a copy of which is attached hereto as Exhibit H, the Separation and Distribution (as defined therein) shall have taken effect.

Section 8.3 Conditions to Obligations of Company and Company Investors. The respective obligations of Company and the Company Investors to effect the Merger shall also be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) Other than the Fundamental Representations, each of the representations and warranties (other than Section 5.8(b) (Absence of Certain Changes)) of Parent, Parent Operating Partnership and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article V) as of the date of this Agreement and as of the Closing as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the Fundamental Representations of Parent, Parent Operating Partnership and Merger Sub shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) the representations and warranties set forth in Section 5.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing; and Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent, Parent Operating Partnership and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Merger Effective Time, and Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

(c) Except, in each case, to the extent any changes thereto are necessary to comply with applicable Law, the declaration of trust, subject to the changes thereto contemplated by Section 7.20 and Section 7.22, and the bylaws of Parent shall be in substantially the form attached hereto as Exhibit D and Exhibit E, respectively.

(d) REIT Opinion. Company shall have received a written opinion of Sidley Austin LLP, tax counsel to Parent, dated as of the Closing Date and in a form customary for transactions of this nature, to the effect that, commencing with Parent’s short taxable year beginning February 1, 2014 and ended December 31, 2014, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled Parent to meet, through the Merger Effective Time and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 7.10(b).

(e) Section 368 Opinion. Company shall have received a written opinion of Clifford Chance US LLP, tax counsel to Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Clifford Chance US LLP may rely upon the tax representation letters described in Section 7.10(a) and Section 7.10(b).

(f) Board Designees. Each of the Board Designees shall have been appointed to the Parent Board of Trustees effective as of the Merger Effective Time.

(g) Registration Rights Agreement. The Registration Rights Agreement, dated as of the date hereof and a copy of which is attached hereto to as Exhibit I, shall remain in full force and effect as of the Closing Date.

(h) Surviving Operating Partnership Agreement. Parent shall have delivered at the Closing, an executed Surviving Operating Partnership Agreement, effective as of the Merger Effective Time.

(i) Stock Exchange Listing. The Parent Common Shares to be issued as Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Parent Shareholder Approval, if applicable) as follows:

(a) by mutual written consent of Parent and Company;

(b) by either Parent or Company, prior to the occurrence of the Merger Effective Time, if any of the representations or warranties made by the other Party or Parties shall have been inaccurate when made, which inaccuracy (i) in the case of a breach by Company or the Company Investors, shall result in a condition in Section 8.1 or Section 8.2 being incapable of being satisfied and (ii) in the case of a breach by Parent, Parent Operating Partnership or Merger Sub, shall result in a condition in Section 8.1 or Section 8.3 being incapable of being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (B) two (2) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 9.1(b) by any Party if such Party or its affiliates is then in material breach of any representation or warranty (as if made on such date, other than representations and warranties made as of a specific date), covenant or agreement set forth in this Agreement that would permit termination of this Agreement by the other Party pursuant to this Section 9.1(b) or Section 9.1(c);

(c) by either Parent or Company, prior to the occurrence of the Merger Effective Time, if there has been a breach by the other Party or Parties of any covenant or agreement set forth in this Agreement, which (i) in the case of a breach of the Company or the Company Investors shall result in a condition in Section 8.1 or Section 8.2 being incapable of being satisfied and (ii) in the case of a breach of Parent, Parent Operating Partnership or Merger Sub shall result in a condition in Section 8.1 or Section 8.3 being incapable of being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (B) two (2)

business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 9.1(c) by any Party if such Party or its affiliates is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would permit termination of this Agreement by the other Party pursuant to this Section 9.1(c) or Section 9.1(b);

(d) by either Parent or Company, if the Merger Effective Time shall not have occurred by 11:59 p.m., New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party or its affiliates whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Merger Effective Time not occurring prior to the Outside Date;

(e) by Parent, prior to the receipt of the Parent Shareholder Approval, in order to concurrently enter into a Competing Acquisition Agreement that constitutes a Superior Proposal and that was not the result of a breach by Parent (including any deemed breach by Parent in accordance with Section 6.3(h)) of Section 6.3; provided, however, that prior to or concurrently with such termination, Parent pays, or causes to be paid, the Termination Payment in full to the Company Operating Partnership or such other Person designated by Company in accordance with Section 9.2(c);

(f) by either Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of either the Merger or the other Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall have complied with its obligations under Section 7.2 to use reasonable best efforts to prevent the entry of and to remove such Order;

(g) by either Parent or Company, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such approval was taken;

(h) by Company, in the event the Contribution Agreement is terminated for any reason; or

(i) by Company, if the Parent Board of Trustees makes an Adverse Recommendation Change.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made and, (i) except for the Confidentiality Agreement, this Section 9.2 and Section 11.2 through Section 11.15, which each shall survive such termination, this Agreement shall forthwith become null and void, and (ii) except as otherwise provided in this Section 9.2 or with respect to those provisions that survive a termination of this Agreement as set forth in clause (i), there shall be no liability on the part of Parent, Parent Operating Partnership, Merger Sub, Company, Company Operating Partnership or

the Company Investors; provided, however, that, nothing herein shall relieve any Party from liability to any other Party, as applicable, for a (i) Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, or (ii) breach of its representations, warranties, covenants or agreement set forth in Section 7.13 or Section 7.14 of this Agreement prior to such termination (which liability the Parties acknowledge and agree shall not be limited to reimbursement of expenses, any Termination Payment, payments under Section 9.2 or out-of-pocket costs).

(b) In the event that this Agreement is terminated pursuant to Section 9.1(g), then Parent shall pay to Company Operating Partnership or such other Person designated by Company, on the date of such termination if terminated by Parent or within two (2) business days of such termination if terminated by the Company, an amount in immediately available funds set forth on an invoice provided by the Company to Parent not to exceed $7,000,000 in respect of costs and expenses incurred by the Company, the Company Investors and/or any of their Affiliates in connection with the Transactions.

(c) In the event that:

(i)(A) a Competing Proposal shall have been publicly made, proposed or communicated, after the date hereof and prior to the Parent Shareholder Meeting (or prior to the termination of this Agreement if there has been no Parent Shareholder Meeting), and (B) following the occurrence of an event described in clause (A) above, this Agreement is terminated by Company or Parent pursuant to Section 9.1(d) (and, in the case of a termination pursuant to Section 9.1(d), the Parent Shareholder Approval shall not have been obtained) or Section 9.1(g), and (C) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to, or consummates, any Competing Proposal (substituting “50%” for “20%” in the definition of Competing Proposal);

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(e); or

(iii) this Agreement is terminated pursuant to Section 9.1(i).

then, in the case of each of clauses (i) through (iii) of this Section 9.2(c), Parent shall pay, or cause to be paid, to the Company Operating Partnership or such other Person designated by Company Operating Partnership, the Termination Payment, less any amount previously paid pursuant to Section 9.2(b), in accordance with the escrow procedures set forth in Section 9.2(f), (x) in the case of Section 9.2(c)(ii), prior to or simultaneously with such termination, (y) in the case of only Section 9.2(c)(i), on or before two (2) business days after the execution of a definitive agreement with respect to a Competing Proposal, or if earlier, the consummation of a Competing Proposal, or (z) in the case of Section 9.2(c)(iii), on or before two (2) business days after the date of any such termination.

(d) In no event shall Parent be (A) required to pay the Termination Payment on more than one occasion or (B) shall Parent be liable for payments under Section 9.2(b) and 9.2(c) in excess of the Termination Payment plus interest, and fees and expenses pursuant to Section 9.2(h).

(e) Notwithstanding anything in this Agreement to the contrary, but subject to the proviso of Section 9.2(a), if a Party provides a notice of termination and such termination could result in the obligation to pay the Termination Payment (plus any interest, fees and expenses pursuant to Section 9.2(h)), the right to receive such Termination Payment (plus any interest, fees and expenses pursuant to Section 9.2(h)) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties, for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise; provided, however, that the foregoing shall not impair the rights of Company, if any, to obtain injunctive relief and/or specific performance pursuant to Section 11.13 prior to any termination of this Agreement. Subject to the proviso of Section 9.2(a), upon payment of the Termination Payment (plus any interest, fees and expenses pursuant to Section 9.2(h)), none of Parent, the Parent Operating Partnership or any of their respective Subsidiaries or any Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreement, and Section 11.2 through Section 11.15, which will survive in accordance with the terms thereof. For the avoidance of doubt, if a Party has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, such Party may elect under which provision it is providing notice of termination.

(f) Notwithstanding anything in this Agreement to the contrary, but subject to the proviso of Section 9.2(a):

(i) If Parent is required to pay a Termination Payment or pay the amount pursuant to Section 9.2(b), such payment (in the amount of the Termination Payment (or the payment under Section 9.2(b), as the case may be, plus, if applicable, any interest, fees and expenses pursuant to Section 9.2(h) irrespective of the foregoing) shall be paid into escrow on the date such payment is required to be paid pursuant to this Agreement by wire transfer of same day funds to an escrow account designated in accordance with this Section 9.2(f), and the amount payable in any taxable year of the recipient shall not exceed the amount provided in Section 9.2(f)(ii).

(ii) To secure Parent’s obligation to pay these amounts, as applicable, Parent shall deposit into escrow an amount in cash equal to such Termination Payment with an escrow agent selected by Company on such terms (subject to this Section 9.2(f)) as shall be mutually agreed upon by Company, Parent and the escrow agent. The payment or deposit into escrow of such Termination Payment pursuant to this Section 9.2(f) shall be made at the time Parent, as applicable, is obligated to pay such amount pursuant to this Section 9.2 by wire transfer of same day funds. The escrow agreement shall provide that such Termination Payment in escrow or any portion thereof shall not be released to the Company Operating Partnership, on behalf of Company, or such other recipient designated by Company, unless the escrow agent receives any one or combination of the following: (A) a letter from recipient’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the recipient, without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the

Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the recipient has other income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (or, if a higher amount, any known or anticipated income which is not Qualifying Income for such year), in which case the escrow agent shall release such amount set forth in the independent accountants’ letter to recipient, or (B) a letter from recipient’s counsel indicating that (1) recipient received a ruling from the IRS holding that the receipt by the recipient of such Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (2) Company’s outside counsel has rendered a reasoned legal opinion to the effect that the receipt by the recipient of such Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the entire amount remaining in the escrow account to recipient. The Parties agree to amend this Section 9.2(f) at the reasonable request of Company in order to (x) maximize the portion of such Termination Payment that may be distributed to the recipient hereunder without causing recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (y) assist it in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 9.2(f). Any amount of such Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.2(f). The obligation of Parent to pay any unpaid portion of the Termination Payment and any payment under Section 9.2(b) shall terminate on the December 31 following the date which is five (5) years from the date of Parent’s deposit into escrow.

(g) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.2 are an integral part of the Transactions and (ii) neither any payments under Section 9.2(b) nor the Termination Payment is a penalty, but rather, in each case, is liquidated damages (but not necessarily in the full amount of damages that may have been incurred as may thereafter be awarded) in a reasonable amount that will compensate Company in the circumstances in which any payments under Section 9.2(b) and/or the Termination Payment, as the case may be, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(h) If the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Article IX, such Party shall pay interest on such amount at the annual rate of five (5) percent for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law. In addition, if Parent fails to timely pay any amount due pursuant to Section 9.2(b) or Section 9.2(c) and, in order to obtain the payment, the Company commences a Legal Proceeding which results in a judgment for the payment set forth in this Section 9.2(b) or Section 9.2(c), Parent shall pay the Company (or the Company Operating Partnership, as may be directed by the Company) its reasonable out-of-pocket expenses (including attorney’s fees and expenses and disbursements) in connection with such Legal Proceeding, together with interest on such payment (as set forth in the prior sentence) through the date such payment was actually received.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by Company Investors.

(a) From and after Closing, each of the Company Investors shall (giving effect to Section 10.1(c)) on a several and not joint basis be liable for, and shall indemnify each of Parent, the Surviving Entity and their respective affiliates, successors and permitted assigns and each of their respective Representatives (collectively, the “Parent Indemnitees”) against and hold each Parent Indemnitee harmless from, any Losses suffered or incurred by such Parent Indemnitee arising out of, involving or otherwise in respect of:

(i) any breach of any representation or warranty of Company, Company Operating Partnership or a Company Investor contained in Article III or Article IV herein or any certificate delivered pursuant to Section 8.2 or supplemental disclosures delivered pursuant hereto (it being agreed and acknowledged by the Parties that for purposes of the right to indemnification pursuant to this clause (i) such representations and warranties shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Company Material Adverse Effect)

(ii) any breach of any covenant or other agreement of Company or a Company Investor contained herein; and

(iii) the Released Claims.

(b) The Company Investors shall not have any liability under:

(i) Section 10.1(a) and the Parent Indemnitees shall not be entitled to indemnification under Section 10.1(a), unless and until the aggregate of all Losses (not taking into account any Losses disregarded pursuant to Section 10.1(b)(iii) below) for which the Company Investors would, but for this clause (b), be liable thereunder exceeds on a cumulative basis an amount equal to $50,000,000 (the “Basket”), in which event the Company Investors shall be liable for all such Losses in excess of the Basket;

(ii) Section 10.1(a) and no Parent Indemnitee shall assert any claim under Section 10.1(a), in respect of any Loss or series of related Losses, unless such Loss or series of Losses exceeds $1,000,000 (the “Per Claim Threshold”) and any such Losses that do not exceed the Per Claim Threshold shall not be aggregated for purposes of clause (b)(i) above;

(iii) Section 10.1(a), and no Parent Indemnitee shall be entitled to indemnification under Section 10.1(a), in excess of $250,000,000 (the “Cap”) (aggregating all indemnity payments by the Company Investors under Section 10.1(a));

provided, however, in no event shall any Company Investor have any liability under this Article X in excess of such Company Investor’s Pro Rata Share of the Cap.

(c) Each Company Investor shall pay its Pro Rata Share of any Losses under Section 10.1(a)(i) with respect to breaches of Article III, Article IV and under Section 10.1(a)(ii) with respect to breaches of covenants to be performed before or at the Closing by Company or Company Operating Partnership. No Company Investor shall have any right to obtain damages (whether through an action for contribution or otherwise) from any of the Surviving Entity, the Company Subsidiaries or their Representatives with respect to any breach of any representation, warranty, covenant or agreement of Company hereunder.

Section 10.2 Indemnification by Parent.

(a) From and after Closing, Parent shall be liable for, and shall indemnify each of the Company Investors and each of their respective affiliates, successors, Company Investor Equity Holders and permitted assigns and each of their respective Representatives (collectively “Company Investor Indemnitees”) against and hold each Company Investor Indemnitee harmless from, any Losses suffered or incurred by such Company Investor Indemnitee arising out of, involving or otherwise in respect of:

(i) any breach of any representation or warranty of Parent, Parent Operating Partnership or Merger Sub contained in Article V herein or any certificate delivered pursuant to Section 8.2 or supplemental disclosures delivered pursuant hereto (it being agreed and acknowledged by the Parties that for purposes of the right to indemnification pursuant to this clause (i) such representations and warranties of Parent, Parent Operating Partnership or Merger Sub contained herein shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Parent Material Adverse Effect); and

(ii) any breach of any covenant or other agreement of Parent, Parent Operating Partnership or Merger Sub contained herein.

(b) Parent shall not have any liability under:

(i) Section 10.2(a) and the Company Investor Indemnitees shall not be entitled to indemnification under
Section 10.2(a), unless and until the aggregate of all Losses for which Parent would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to the Basket, in which event Parent shall be liable for all such Losses in excess of the Basket;

(ii) Section 10.2(a), and no Company Investor Indemnitee shall assert any claim under Section 10.2(a), in respect of any Loss or series of related Losses, unless such Loss or series of Losses exceeds the Per Claim Threshold and any such Losses that do not exceed the Per Claim Threshold shall not be aggregated for purposes of clause (b)(i) above; or

(iii) Section 10.2(a), and no Company Investor Indemnitee shall be entitled to Indemnification under Section 10.2(a), in excess of the Cap (aggregating all indemnity payments by Parent under Section 10.2(a));

provided, however, that the limitations set forth in this clause (b) shall not apply to (i) Parent’s obligation(s) to pay and/or issue Merger Consideration and Fractional Share Consideration pursuant to Article II, (ii) any claims under, or payment obligations pursuant to, Section 7.4 and (iii) the obligations of the Parent Operating Partnership pursuant to Section 11.15.

Section 10.3 Calculation of Losses; Form of Payment.

(a) The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered by the Indemnified Party under any insurance policy with respect to such Loss and the Indemnified Party shall use commercially reasonable efforts to make a claim against and recover under any such applicable policy (provided, however, that, resolution of any such claim against an insurance policy shall not delay payment of any indemnification payment due and payable and, in the event any amounts are subsequently recovered under an insurance policy, the Indemnified Party shall reimburse the Indemnifying Party the amount of such recovery (net of the Indemnified Party’s out-of-pocket costs and expenses in pursuing such claim thereunder).

(b) The indemnity payment hereunder with respect to any Loss shall be calculated after taking into account all reductions in federal, state, and local Taxes (including estimated Taxes) realized by the Indemnified Party as a result of the event giving rise to such Loss.

(c) The Indemnified Party will use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(d) The Indemnified Parties will not be entitled to indemnification pursuant to Section 10.1 or Section 10.2 for consequential damages, indirect damages, incidental damages, exemplary or punitive damages (except to the extent such damages are awarded to a third party against the Indemnified Party by a court of competent jurisdiction and actually paid by the Indemnified Party to such third party), special damages, or any other similar damages.

(e) Subject to the limitations set forth in this Article X, if any Company Investor Indemnitee is entitled to indemnification provided under this Article X, this Section 10.3(e) shall apply. The aggregate payment to the Company Investor Indemnitees by Parent pursuant to Section 10.2 above for any indemnification shall be paid by Parent’s issuance to the Company Investor Indemnitees of Parent Common Shares (the “Indemnification Shares”) (with any fractional shares issuable thereby being settled in cash instead). The number of Indemnification Shares to be issued will be calculated in accordance with Schedule II hereto. When determining the amount of the Losses for purposes of calculation, Losses shall include both (x) Losses incurred by Parent and/or any of its Subsidiaries arising out of or relating to the indemnifiable matter for which the Company Investors would be entitled pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) and, without duplication, (y) any Losses actually incurred by a Company Investor Indemnitee itself.

(f) To the extent that any Company Investor has any obligation to indemnify a Parent Indemnitee for Losses, such Company Investor shall satisfy, or cause the satisfaction of, such Company Investor’s obligation by delivery to Parent of Parent Common Shares having a value (determined in accordance with clause (g)) equal to such Losses (or the value of the portion of such Losses being satisfied by Parent Common Shares (with any fractional shares deliverable thereby being settled in cash instead)).

(g) For purposes of this Article X, the value per share of a Parent Common Share shall be $33.08.

Section 10.4 Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification. The representations, warranties, covenants and agreements contained herein and in any certificate delivered pursuant hereto shall survive for nine (9) months following the Closing, other than the (x) obligations of Parent and the rights of the Company Investor Indemnitees and Covered Persons, as applicable, pursuant to Article II and Section 7.4, respectively, (y) the obligations of Parent and the rights of a Company Investor set forth in Section 7.10(e) and (z) agreement and guarantee set forth in Section 11.15, which, in the case of each of (x), (y) and (z) shall survive in accordance with their terms and until fully performed. The obligations to indemnify and hold harmless any party (i) pursuant to Section 10.1(a)(i) (Indemnification by Company Investors) or 10.2(a)(i) (Indemnification by Parent) shall terminate nine (9) months following Closing, and (ii) pursuant to Section 10.1(a)(ii) (Indemnification by Company Investors) or Section 10.2(a)(ii) (Indemnification by Parent) shall terminate nine (9) months following Closing; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific indemnifiable matter as to which the Indemnified Party shall have, before the expiration of the applicable period, made an express and valid claim by delivering a notice of such claim in accordance with Section 10.5 (Procedures) to the Indemnifying Party until such pre-expiration claim has been resolved (including by judgment of a court of competent jurisdiction, settlement, release or otherwise).

Section 10.5 Procedures.

(a) Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 10.1 (Indemnification by Company Investors) or Section 10.2 (Indemnification by Parent) in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known or reasonably determinable by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim) within ten (10) business days after the receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in or control the defense thereof and (unless the Indemnifying Party fails to actively defend such Third Party Claim), if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 10.5(b), (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 10.5(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by the Indemnifying Party, at its own expense unless representation of both Parties by the same counsel would represent a conflict of interest for such counsel under applicable standards of professional conduct for attorneys, in which case the Indemnifying Party will pay the reasonable fees and expenses of such counsel (selection not to be unreasonably objected to by the Indemnifying Party); provided that in no event shall the Indemnifying Party be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel in each relevant jurisdiction), it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. In any Third Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such party informed as to the status of such claims, including all settlement negotiations and offers. If notice is given to an Indemnifying Party of a Third Party Claim in accordance with this Section 10.5(b) and the Indemnifying Party does not, within twenty (20) business days after such notice is given, give notice to the Indemnified Party of its election to defend such claim, the Indemnifying Party shall not thereafter be entitled to assume the defense thereof. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall defend such Third Party Claim diligently to final conclusion or settlement of such Third Party Claim; provided, however, that the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Indemnified Party and would not reasonably be expected to have any adverse effect on any other claims arising out of the same matter that may be made against any Indemnified Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and (iii) completely, finally and unconditionally releases the Indemnified Party in connection with such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement or may otherwise adversely affect the Indemnified Party or (ii) the Third Party Claim is a criminal, civil or administrative proceeding, or relates to such a proceeding, or the underlying facts or circumstances of which could reasonably be expected to give rise to such a proceeding; provided, however, that, no settlement of any such claim or action shall be entered into, without the prior written consent of the Indemnifying Party.

(c) If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its affiliates, that (i) each shares a common legal interest in preparing for the defense of Legal Proceedings, or potential Legal Proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 10.1 (Indemnification by Company Investors) or Section 10.2 (Indemnification by Parent) that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim) promptly after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) business days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.1(a) (the “Response Period”) or Section 10.2(a) (a “Claim Response”), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the

Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the claims notice, then the Indemnifying Party and the Indemnified Party shall promptly meet and use their reasonable efforts to settle the dispute. If Indemnifying Party and the Indemnified Party are unable to reach agreement within 30 days after the conclusion of the Response Period, then either the Indemnifying Party or the Indemnified Party may resort to other legal remedies, subject to the limitations set forth in this Article X.

(e) Exclusive Remedy. After the Closing, the rights and remedies set forth in this Article X shall be the sole and exclusive rights and remedies of the Company Investor Indemnitees and Parent Indemnitees under or in connection with this Agreement, except that nothing in this Agreement will limit any right to injunctive or other equitable relief or limit any rights or remedies with respect to fraud.

Section 10.6 Release. Effective as of the Merger Effective Time, each Company Investor (individually, a “Releasor” and collectively, “Releasors”), hereby releases and forever discharges the Surviving Entity, Parent (in its capacity as an affiliate of the Surviving Entity) and each of their respective Subsidiaries, and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Legal Proceedings, causes of action and Orders that any of the Releasors now have, have ever had or may hereafter have against the respective Releasees, and from any and all obligations, Contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of any of the Releasors, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Merger Effective Time or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Merger Effective Time, including any rights to indemnification or reimbursement, whether pursuant to their respective certificate of incorporation or by-laws (or comparable documents), Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Merger Effective Time (in each case other than any obligations of Parent or the Surviving Entity arising under this Agreement or otherwise arising in connection with the Merger or the other Transactions) (collectively, the “Released Claims”); provided, however, that the foregoing release shall not cover claims arising from the Non-Released Matters. “Non-Released Matters” shall mean rights of the Releasors (i) under this Agreement, including, for the avoidance of doubt under Article II, Section 7.4, Section 10.2 and Section 11.3) or the Registration Rights Agreement or otherwise arising in connection with the Merger or the other Transactions. Effective as of the Merger Effective Time, each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Releasee, based upon any Released Claim.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Parent Shareholder Approval, if applicable, by written agreement of Company, Parent, Parent Operating Partnership and the Company Investors; provided, however, that after the Parent Shareholder Approval, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Company, Parent, Parent Operating Partnership and the Company Investors.

(b) At any time and from time to time prior to the Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 11.2 Expenses. Except as otherwise expressly provided herein, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by Parent; provided, however, that if this Agreement terminates prior to the Closing Date for any reason, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses. Notwithstanding anything to the contrary contained herein, from and after the Merger Effective Time, Parent shall pay the amount of any Transfer Taxes incurred in connection with this Agreement and the Transactions.

Section 11.3 Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Parent Operating Partnership or Merger Sub, to:

Starwood Waypoint Residential Trust

1999 Harrison Street, 24th Floor

Oakland, CA 94612

Attention: Tamra Browne

Facsimile: 510.550.2828

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Michael Gordon; Gabriel Saltarelli

Facsimile: 212.839.5399

Starwood Capital Group

591 West Putnam Avenue

Greenwich, CT 06830

Attention: Ellis Rinaldi

The Special Committee of the Board of Trustees of Starwood Waypoint Residential Trust

c/o Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Adam O. Emmerich; Ronald C. Chen

Facsimile: 212.403.2000

if to Company (prior to the Closing) or to the Company Investors, to:

Colony American Homes, Inc.

712 Fifth Avenue, 35th Floor

New York, NY 10019

Attention: General Counsel

Facsimile: 646.837.5321

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Howard Ellin; Kenneth Wolff

Facsimile: 917.777.2438; 917.777.2681

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Richard Catalano

Facsimile: 212.878.8375

(b) For purposes of this Agreement, any notice received by a Party at the addressee’s location on any business day after 5:30 PM of recipient’s local time shall be deemed to have been received at 9:00 AM of recipient’s local time on the next business day.

Section 11.4 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in any material respect to the Party entering into such agreement than those contained in the Confidentiality Agreement, other than any “standstill” or similar provisions; provided, however, that an “Acceptable Confidentiality Agreement” must expressly permit Parent’s compliance with any provision of this Agreement (including the notification and information delivery provisions of Section 6.3 hereof), and shall not contain any provision that adversely affects the rights of Parent upon compliance with any provision of this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (b) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit or profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case, whether written or unwritten and whether or not subject to ERISA.

“business day(s)” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of Company, as amended.

“Company Certificate” means the charter of Company, as in effect on the date hereof.

“Company Corporate Office” means Company’s corporate headquarters located at 9305 East Via de Ventura Boulevard, Scottsdale, Arizona 85258 and each of the other regional corporate headquarters located at the leases set forth in Section 3.13(a)(v) of the Company Disclosure Letter.

“Company Financial Advisor” means Morgan Stanley & Co., LLC.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Lease” means any lease, sublease or license to which Company or any Company Subsidiary is a party as tenant, lessee, sublessee or licensee with respect to a Company Property and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Company and Company Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of Company or the Company Operating Partnership to consummate the Merger, the Company Reorganization or the other Transactions prior to the Outside Date; provided, however, that for the purposes of clause (a) above, the following Effects shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on Company or Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the single family residential leasing industry in which Company and Company Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which Company and Company Subsidiaries operate, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on Company or Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Company and Company Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Company or Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Company and Company Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of Parent or Merger Sub, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (provided, however, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 3.5 and, to the extent related thereto,
Section 8.2(a)), (vii) any failure by Company to meet any internal or published projections, estimates or expectations of Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on Company and Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Company and Company Subsidiaries operate generally, (ix) any reduction in the credit rating of Company or Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account) and (x) any Effect to the extent solely affecting the Excluded Business.

“Company OP Governing Documents” means the Company Operating Partnership Agreement and the certificate of limited partnership of Company Operating Partnership, each as in effect on the date hereof.

“Company OP Unit” means a Company OP Unit designated by Company Operating Partnership as a partnership unit or limited partnership unit of Company Operating Partnership under the Company Operating Partnership Agreement and any other partnership interest or limited partnership interest in Company Operating Partnership.

“Company Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Company Operating Partnership, dated as of November 4, 2014, as amended, modified or supplemented from time to time.

“Company Related Parties” means Company and the Company Subsidiaries (including the Excluded Business) and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.

“Company Residential Lease” means any residential lease, sublease or license to which Company or any Company Subsidiary is a party as lessor, sublessor or licensor with respect to a Company Property and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto.

“Company Subsidiary” means, (i) when used in reference to the date of this Agreement and any date prior to the Closing Date, any Subsidiary of the Company without giving effect to the Company Reorganization (together with the FNMA JV and, for the avoidance of doubt, the Company Operating Partnership) and (ii) when used in reference to the Closing Date and any date after the Closing Date, any Subsidiary of the Company giving effect to the Company Reorganization (together with the FNMA JV and excluding, for the avoidance of doubt, the Company Operating Partnership); provided that, in either case, “Company Subsidiary” shall not include the Excluded Business.

“Company Subsidiary Governing Documents” means the organizational documents of any Company Subsidiary.

“Confidentiality Agreement” means, the letter agreement, dated January 8, 2015, between Parent, Company and Manager.

“Contract” means any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, arrangement or other instrument or obligation.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the presence, use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of tenants and employees (but solely as they relate to exposure to Hazardous Substances); or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under common control under Section 4001(b)(1) of ERISA, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and unitholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FNMA JV” means Company’s joint venture with the Federal National Mortgage Association, pursuant to the Amended and Restated Operating Agreement of SFR 2012-1 U.S. WEST LLC, dated as of October 31, 2012, by and between CSFR FM 2012-1 U.S. WEST, LLC and Fannie Mae.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Capitalization), 3.3 (Authorization; Validity of Agreement; Company Action); 3.4 (Board and Other Approvals); 4.1 (Organization and Qualification); 4.2 (Authorization; Validity of Agreement and Necessary Action); 4.4 (The Company Shares), 4.5 (Acquisition of Parent Common Shares), 5.1 (Organization and Qualification; Subsidiaries); 5.2 (Capitalization), 5.3 (Authorization; Validity of Agreement; Necessary Action); and 5.4 (Board and Other Approvals).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, lead-based paint, toxic mold, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances or letters of credit, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee (other than customary non-recourse carve-out or “bad boy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, trade dress, logos, taglines, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and other proprietary information and rights, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations (the items in clauses (a) through (f) above, “Intellectual Property”).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of any of (a) the Chief Executive Officer and President, Chief Operating Officer or Chief Financial Officer of Parent with respect to Parent, Parent Operating Partnership or Merger Sub, or (b) the Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer of Company with respect to Company.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, including Anti-Corruption Laws.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Loss” means any loss, liability, claim, damage, cost or expense (including without duplication any mitigation costs, lost profits and diminution of value, and any incidental, special, indirect or consequential damages but excluding any punitive damages, except to the extent actually paid to a third party), including Taxes and reasonable legal fees and expenses, whether involving a Third Party Claim or a claim solely between the Parties; it being agreed that the term “Loss” shall include any such items arising out of the continued operation of Company or any Company Subsidiary after the Closing in substantially the same manner as before the Closing or the continuation after the Closing of any circumstance that existed before the Closing.

“made available” means (i) filed with the SEC and publicly available on the SEC’s website or (ii) posted in the electronic data room established for purposes of the Transactions and made available to a Party in such data room, in each case, at least two (2) business days prior to the date of this Agreement.

“Merger Sub Governing Documents” means (a) the articles of incorporation of Merger Sub, and (b) the bylaws of Merger Sub, each as in effect on the date hereof.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Outside Date” means June 30, 2016.

“Parent Convertible Notes” means Parent’s 4.5% Convertible Notes issued in an aggregate principal amount of $172.5 million and maturing October 15, 2017 and Parent’s 3% Convertible Notes issued in an aggregate principal amount of $230 million and maturing July 1, 2019.

“Parent Corporate Office” means Parent’s corporate headquarters located at 1999 Harrison Street, Suite 2400 & 1980, Oakland, California 94612 and each of its regional corporate headquarters located at the leases set forth in Section 5.13(a)(v) of the Parent Disclosure Letter.

“Parent Financial Advisor” means Moelis & Company, LLC.

“Parent Governing Documents” means (a) the declaration of trust of Parent, as in effect on the date hereof and (b) the bylaws of Parent, as amended and restated.

“Parent Lease” means any lease, sublease or license to which Parent or any Parent Subsidiary is a party as tenant, lessee, sublessee or licensee with respect to a Parent Property and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have had, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent and Parent Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of Parent, Parent Operating Partnership or Merger Sub to consummate the Merger, the Manager Contribution or the other Transactions prior to the Outside Date; provided, however, that for the purposes of clause (a) above the following Effects shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on Parent or Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the single family residential leasing (and related non-performing loans) industry in which Parent and Parent Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which Parent and Parent Subsidiaries operate, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on Parent or Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and Parent Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Parent or Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and Parent Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of Company, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (provided, however, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 5.5 and, to the extent related thereto, Section 8.3(a)), (vii) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on Parent and Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and Parent Subsidiaries operate generally and (ix) any reduction in the credit rating of Parent or Parent Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account).

“Parent OP Governing Documents” means (a) the certificate of limited partnership of Parent Operating Partnership, and (b) the Parent Operating Partnership Agreement, each as in effect on the date hereof.

“Parent OP Unit” means a Parent OP Unit designated by Parent Operating Partnership as a partnership unit or limited partnership unit of Parent Operating Partnership under the Parent Operating Partnership Agreement and any other partnership interest or limited partnership interest in Parent Operating Partnership.

“Parent Operating Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Parent Operating Partnership, dated as of January 16, 2014, as amended, modified or supplemented from time to time.

“Parent Related Parties” means Parent, Parent Operating Partnership, Merger Sub and each of their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers (including, for the avoidance of doubt, Manager), members, affiliates or agents.

“Parent Residential Lease” means any lease, sublease or license to which Parent or any Parent Subsidiary is a party as tenant, lessor, sublessor or licensor with respect to a Parent Property and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto.

“Parent Shareholder Approval” means exclusively the approval of (i) the Share Issuance contemplated by the Merger by the affirmative vote of a majority of the votes cast thereon by the holders of Parent Common Shares at the Parent Shareholder Meeting and (ii) the Manager Contribution in accordance with the Contribution Agreement by the affirmative vote of a majority of the votes cast by the holders of Parent Common Shares entitled to vote on the matter, other than the votes of shares owned of record or beneficially by Starwood Group Global, L.P. or its affiliates, or by any other shareholder determined to have a material financial interest in the Manager Contribution.

“Parent Shareholder Meeting” means the meeting of the holders of Parent Common Shares exclusively for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Prime JV” means the Amended and Restated Limited Partnership Agreement of PrimeStar Fund I, L.P., effective as of March 1, 2014, by and between SRP PrimeStar, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent, Prime Asset Fund VI, LLC and PrimeStar Fund I GP, L.L.C., the joint venture’s general partner, a wholly owned subsidiary of Parent.

“Pro Rata Share” means, with respect to any Company Investor, a fraction, the numerator of which is the percentage set forth opposite the name of such Company Investor under the column titled “Allocable Ownership % in Parent” on Schedule III attached hereto and the denominator of which is the sum of the percentages set forth opposite the name of each Company Investor under the column titled “Allocable Ownership % in Parent” on Schedule III attached hereto.

“Representatives” means, when used with respect to a Party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Party, as applicable, and its Subsidiaries.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with all interest, penalties and additions to tax imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Payment” means a cash amount equal to $35,000,000.

“Transactions” means this Agreement, the Manager Contribution, the Company Reorganization and each of the transactions contemplated hereby and thereby.

“Transfer” means any transfer, sale, gift, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other voluntary or involuntary transfer of title or beneficial interest, whether or not for value, including any disposition by operation of Law or any grant of a derivative or economic interest therein.

“Transfer Restrictions” means, with regard to any Parent Common Shares, that such Parent Common Shares may not be Transferred to any Person under any circumstances except, (a) with the written consent of Parent, (b) for purposes of estate administration or tax planning to the spouse, children, grandchildren or family of the applicable Company Investor, or a trust for the direct or indirect benefit of any such person, (c) pursuant to a tender or exchange offer within the meaning of the Exchange Act for any or all of the Parent Common Shares, (d) in connection with any plan of reorganization, restructuring, bankruptcy, insolvency, merger or consolidation, reclassification, recapitalization, or, in each case, similar corporate event of Parent or Parent Operating Partnership, as applicable, (e) through an involuntary transfer pursuant to operation of Law, including pursuant to the laws of descent and distribution following the death of such Company Investor or any permitted transferee, (f) for transfers to direct or indirect interest holder, limited partner or investor in the Company Investors, or (g) from one Company Investor to another Company Investor; provided, however, that (x) such Persons agree to the other

Transfer Restrictions (subject to the exceptions set forth in this definition) set forth in this definition and (y) each Company Investor shall, until the later of (A) nine months after the Closing and (B) the date on which all indemnification claims asserted under Article X during the period ending nine months after the Closing are finally resolved, not be permitted to transfer, and shall in all cases retain, a number of Parent Common Shares with an aggregate value not less than such Company Investor’s Pro Rata Share of the Cap, determined using the value per Parent Common Share set forth in Section 10.3(g).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 11.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

ACT	Section 4.5(e)(i)
Adverse Recommendation Change	Section 6.3(e)
Agreement	Preamble
Articles of Merger	Section 1.3
Base Premium	Section 7.4(c)
Basket	Section 10.1(b)(i)
Board Designees	Section 7.11(a)
Cap	Section 10.1(b)(iii)
Certificate of Merger	Section 1.3
Charter Restrictions	Section 7.5
Claim Response	Section 10.5(d)
Clifford Chance	Section 11.14(a)
CLNY Investor	Section 7.10(e)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.11(g)
Company	Preamble
Company Benefit Plans	Section 3.11(b)
Company Board of Directors	Recitals
Company Designees	Section 7.11(a)
Company Disclosure Letter	Article III
Company Equity Interests	Section 3.2(a)
Company Financial Statements	Section 3.6
Company Investor	Preamble
Company Investor Equity Holders	Article III
Company Investor Indemnitees	Section 10.2(a)
Company Leased Properties	Section 3.18(a)
Company Leased Property	Section 3.18(a)
Company Material Contract	Section 3.13(b)

Company New Securitization	Section 6.1(a)
Company Operating Partnership	Preamble
Company Owned Properties	Section 3.18(a)
Company Owned Property	Section 3.18(a)
Company Permits	Section 3.17(b)
Company Permitted Acquisition	Section 6.1(b)(vi)
Company Permitted Liens	Section 3.18(b)
Company Preferred Shares	Section 2.1(b)
Company Properties	Section 3.18(a)
Company Property	Section 3.18(a)
Company Qualified Plan	Section 3.11(f)
Company Related Party Agreements	Section 3.21
Company Reorganization	Recitals
Company Reorganization Step Plan	Recitals
Company Shares	Recitals
Company Stockholders	Preamble
Company Unitholders	Preamble
Company Voting Debt	Section 3.2(a)
Competing Acquisition Agreement	Section 6.3(a)
Competing Proposal	Section 6.3(i)
Contribution Agreement	Recitals
Covered Persons	Section 7.4(a)
Delaware Secretary	Section 1.3
Designated Recipients	Section 2.1(a)
DLLCA	Recitals
Exchange Act	Section 3.5
Excluded Business	Recitals
Excluded Business Separation Agreement	Section 8.2(f)
Fractional Share Consideration	Section 2.1(a)
GAAP	Section 3.6
Governmental Entity	Section 3.5
Indemnification Agreements	Section 7.4(a)
Indemnification Shares	Section 10.3(e)
Indemnified Party	Section 10.5(a)
Indemnifying Party	Section 10.5(a)
Initial Company Investor Share Count	Recitals
Interim Period	Section 6.1(a)
Legal Proceeding	Section 3.10
Lock-Up	Section 7.12
Manager	Recitals
Manager Contribution	Recitals
Manager Contribution Oversight Committee	Section 7.11(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Consideration Allocation	Section 2.1(a)
Merger Effective Time	Section 1.3

Merger Oversight Committee	Section 7.11(c)
Merger Sub	Preamble
MGCL	Recitals
Mortgage	Section 5.25(a)
Mortgage Loan	Section 5.25(a)
Mortgage Loans	Section 5.25(a)
Mortgaged Property	Section 5.25(a)
Non-Released Matters	Section 10.6
Other Company Subsidiary	Section 3.1(b)
Other Parent Subsidiary	Section 5.1(b)
Parent	Preamble
Parent Benefit Plan	Section 5.11(b)
Parent Board of Trustees	Recitals
Parent Board Recommendation	Recitals
Parent Common Shares	Recitals
Parent Designees	Section 7.11(a)
Parent Disclosure Letter	Article V
Parent Equity Awards	Section 5.2(a)
Parent Equity Interests	Section 5.2(a)
Parent Financial Statements	Section 5.6(a)
Parent Indemnitees	Section 10.1(a)
Parent Leased Properties	Section 5.18(a)
Parent Leased Property	Section 5.18(a)
Parent Material Contract	Section 5.13(b)
Parent New Securitization	Section 6.2(a)
Parent Operating Partnership	Preamble
Parent Owned Properties	Section 5.18(a)
Parent Owned Property	Section 5.18(a)
Parent Permits	Section 5.17(b)
Parent Permitted Acquisition	Section 6.2(b)(vi)
Parent Permitted Liens	Section 5.18(b)
Parent Preferred Stock	Section 5.2(a)
Parent Properties	Section 5.18(a)
Parent Property	Section 5.18(a)
Parent Qualified Plan	Section 5.11(f)
Parent Related Party Agreements	Section 5.23
Parent SEC Documents	Section 5.6(a)
Parent Subsidiaries	Section 5.1(b)
Parent Subsidiary	Section 5.1(b)
Parent Voting Debt	Section 5.2(a)
Parties	Preamble
Party	Preamble
Per Claim Threshold	Section 10.1(b)(ii)
Privileged Communications	Section 11.14(a)
Proxy Statement	Section 5.5
Qualified REIT Subsidiary	Section 3.1(e)

Qualifying Income	Section 9.2(f)(i)
Registration Rights Agreement	Section 5.2(a)
REIT	Recitals
Released Claims	Section 10.6
Releasee	Section 10.6
Releasees	Section 10.6
Releasor	Section 10.6
Releasors	Section 10.6
Relevant Matters	Section 11.14(a)
Response Period	Section 10.5(d)
Sarbanes-Oxley Act	Section 5.6(a)
SDAT	Section 1.3
SEC	Section 3.13(a)(i)
Securities Act	Section 5.6(a)
Security Holder Litigation	Section 7.8
Share Issuance	Recitals
Skadden	Section 11.14(a)
Special Committee	Recitals, Recitals
Subject Materials	Section 10.5(c)
Superior Proposal	Section 6.3(j)
Surviving Operating Partnership Agreement	Section 1.4(c)
Takeover Statutes	Section 3.26
Tax Counsel	Section 7.10(e)
Taxable REIT Subsidiary	Section 3.1(e)
Third Party Claim	Section 10.5(a)
Transfer Taxes	Section 7.10(c)
WARN Act	Section 3.11(a)(vi)

Section 11.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” except when preceded by a negative predicate. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein). The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to “days” shall mean “calendar days” unless expressly stated otherwise. When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

Section 11.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.8 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended so that until the termination of this Agreement in accordance with Section 9.1, Parent, Parent Operating Partnership and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. The terms of the Excluded Business Separation Agreement shall be incorporated herein for purposes of the Parent Operating Partnership guarantee pursuant to Section 11.15.

(b) Except (i) following the Merger Effective Time, with respect to the Company Investor Indemnitees, the right to enforce payment of the Merger Consideration and Fractional Share Consideration to which any such Company Investors is entitled pursuant to Article II and (ii) with respect to the Covered Persons pursuant to Section 7.4 and (iii) following the Merger Effective Time, with respect to the Company Investor Indemnitees, pursuant to Section 11.14, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 11.10 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transactions brought by any Party, (ii) agrees not to commence any such Legal Proceeding except in such courts, (iii) agrees that any claim in respect of any such Legal Proceedings may be heard and determined in any Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding. Each of the Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 11.11 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.11.

Section 11.12 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.13 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 11.13, including the limitations set forth in Section 11.13(c) and Section 11.13(d), it is agreed that in the event of a breach prior to the termination of this Agreement pursuant to Article IX, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c) Notwithstanding Section 11.13(b), it is acknowledged and agreed that Company shall be entitled to specific performance of Parent’s obligation pursuant to the terms of this Agreement to consummate the Merger only in the event that each of the following conditions have been satisfied: (i) all of the conditions in Section 8.1 and Section 8.2 have been satisfied and (ii) Parent, Parent Operating Partnership and Merger Sub have failed to complete the Closing in accordance with Section 1.2.

(d) Notwithstanding Section 11.13(b), it is acknowledged and agreed that Parent shall be entitled to specific performance of Company’s obligation pursuant to the terms of this Agreement to consummate the Merger only in the event that each of the following conditions have been satisfied: (i) all of the conditions in Section 8.1 and Section 8.3 have been satisfied and (ii) Company has failed to complete the Closing in accordance with Section 1.2.

(e) The Parties’ right to obtain specific performance is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement, all in accordance with the terms of this Section 11.13. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction, all in accordance with the terms of this Section 11.13. In the event that a Party initiates a proceeding seeking equitable relief pursuant to this Section 11.13, the Outside Date shall automatically be extended until such proceeding is finally resolved.

Section 11.14 Waiver of Conflicts.

(a) Parent agrees, on its own behalf and on behalf of any of its Subsidiaries and affiliates, that, following the Closing, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Clifford Chance LLP (“Clifford Chance”) may serve as counsel to the Company Investors and their affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement (collectively, the “Relevant Matters”) notwithstanding any representation by Skadden and Clifford Chance prior to the Closing of the Company and/or any of the Company Subsidiaries. Parent and the Surviving Entity (on behalf of itself and the Company Subsidiaries) hereby, effective as of the Closing (a) waive any claim they have or may have that either Skadden and Clifford Chance has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Company Investors or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, in connection with the Relevant Matters, Skadden and Clifford Chance may represent the Company Investors or any of its affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent or the Surviving Entity and even though Skadden and Clifford Chance may have represented the Surviving Entity or the Company Subsidiaries in a matter substantially related to such dispute. Parent represents that Parent’s own attorney has explained and helped Parent evaluate the implications and risks of waiving the right to assert a future conflict against Skadden and Clifford Chance, and Parent’s consent with respect to this waiver is fully informed. Parent (on behalf of itself, the Surviving Entity and the Company Subsidiaries) also further agrees that, as to all communications among Skadden and/or Clifford Chance and Parent, the Surviving Entity, the Company Subsidiaries, and the Company Investors or any of its affiliates and Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (“Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Company Investors and may be controlled by the Company Investors and will not pass to or be claimed by Parent, the Surviving Entity or any of the Company Subsidiaries or any of their respective affiliates or Representatives. In addition, all of the client files and records in the possession of Skadden and Clifford Chance related to this Agreement and the Transactions, and that constitute Privileged Communications will continue to be property of (and be controlled by) the Company Investors; provided, that, to the extent that any such files or other materials which relate to any matter with respect to which counsel was engaged by the Surviving Entity or any Company Subsidiary and contain information that does not relate to the negotiation, documentation and consummation of the transaction contemplated by this Agreement, such information shall remain with Parent and the Surviving Entity. Notwithstanding the foregoing,

(x) nothing shall limit, and the Company Investors agree, in its own capacity and on behalf of the Company Investor Equity Holders, not to object to, Skadden and/or Clifford Chance representing Parent or Surviving Entity and its respective Subsidiaries at any time and shall not raise or assert any conflict of interest or any other objection to such representation and (y) in the event that a dispute arises between Company or any of the Company Subsidiaries and a third party other than a party to this Agreement after the Closing, Company and the Company Subsidiaries may assert the attorney-client privilege to prevent disclosure of Privileged Communications by Skadden and Clifford Chance or any of the Company Investors to such third party.

Section 11.15 Parent Operating Partnership Guarantee of Certain Excluded Business Separation Agreement Obligations. Effective as of the Merger Effective Time, the Parent Operating Partnership hereby absolutely, unconditionally and irrevocably guarantees the due and punctual payment of all payment obligations of the Company Group (as defined in the Excluded Business Separation Agreement) under or in connection with the Excluded Business Separation Agreement as any such obligation may, from time to time, become due and payable thereunder or with respect thereto. The Parent Operating Partnership acknowledges that the foregoing guarantee is one of payment, not collection or collectability, and such guarantee obligation is primary without requirement of presentment, demand for payment, notice of non-performance or other notice of any kind.

***

IN WITNESS WHEREOF, Parent, Merger Sub, Parent Operating Partnership, Company, Company Operating Partnership, the Company Stockholders, the Company Unitholders and the Company Investors have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

STARWOOD WAYPOINT RESIDENTIAL TRUST,
a Maryland real estate investment trust

By:	/s/ Douglas R. Brien
	Name:	Douglas R. Brien
	Title:	Chief Executive Officer

MERGER SUB: SWAY HOLDCO, LLC,
a Delaware limited liability company

By:	/s/ Douglas R. Brien
	Name:	Douglas R. Brien
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

PARENT OPERATING PARTNERSHIP:

STARWOOD WAYPOINT RESIDENTIAL PARTNERSHIP, L.P.,
a Delaware limited partnership

By: Starwood Waypoint Residential GP, Inc. its sole general partner

By:	/s/ Douglas R. Brien
	Name:	Douglas R. Brien
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

COMPANY:

COLONY AMERICAN HOMES, INC.,
a Maryland corporation

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COMPANY OPERATING PARTNERSHIP: CAH OPERATING PARTNERSHIP, L.P.,
a Delaware Limited Partnership

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COMPANY STOCKHOLDERS: CSFR PARENT REIT, INC.,
a Maryland corporation

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

CSFR PARENT REIT II, INC.,
a Maryland corporation

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Merger Agreement]

COMPANY UNITHOLDERS:

CFI CSFR INVESTOR, LLC,
a Delaware limited liability company

By: Colony Capital Operating Company, LLC,
as sole managing member

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

CLASS B HOLDCO, LLC,
a Delaware limited liability company

By: Colony SFR Holdings, LLC,
its managing member
By: CAH Manager, LLC,
its managing member

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COLONY DISTRESSED CREDIT FUND II, L.P.,
a Delaware limited partnership

By: Colony Capital Credit II, L.P.,
its general partner
By: ColonyGP Credit II, LLC,
its general partner

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Merger Agreement]

SERIES X HOLDCO, LLC,
a Delaware limited liability company

By: Manager Holdco LLC,
its managing member
By: Colony AH Member, LLC,
its managing member

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

MANAGER HOLDCO, LLC,
a Delaware limited liability company

By: Colony AH Member, LLC,
its managing member

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COMPANY INVESTORS:

CFI CSFR INVESTOR, LLC,
a Delaware limited liability company

By: Colony Capital Operating Company, LLC,
as sole managing member

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Merger Agreement]

CLASS B HOLDCO, LLC,
a Delaware limited liability company

By: Manager Holdco LLC,
its managing member
By: Colony AH Member, LLC,
its managing member

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COLONY DISTRESSED CREDIT FUND II, L.P.,
a Delaware limited partnership

By: Colony Capital Credit II, L.P.,
its general partner
By: ColonyGP Credit II, LLC,
its general partner

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

SERIES X HOLDCO, LLC, a Delaware limited liability company

By: Manager Holdco LLC, its managing member
By: Colony AH Member, LLC, its managing member

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Merger Agreement]

MANAGER HOLDCO, LLC,
a Delaware limited liability company

By: Colony AH Member, LLC,
its managing member

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COLONY AMERICAN HOMES HOLDINGS I, L.P., a Delaware limited partnership

By: ColonyGP American Homes, LLC,
its general partner

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COLONY AMERICAN HOMES HOLDINGS II, L.P.,
a Cayman Islands exempted limited partnership

By: ColonyGP American Homes, LLC,
its general partner

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Merger Agreement]

COLONY AMERICAN HOMES HOLDINGS III, L.P.,
a Delaware limited partnership

By: ColonyGP American Homes, LLC,
its general partner

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COLONY AMERICAN HOMES HOLDINGS IV, L.P., a Cayman Islands exempted limited partnership

By: ColonyGP American Homes, LLC, its general partner

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Merger Agreement]